UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

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ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the DECATUR CONFERENCE CENTER AND HOTEL located at 4191 U.S. Highway 36, Decatur, Illinois, on Thursday, November 3, 2011, commencing at 10:30 A.M., for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of the Company for the fiscal year ending June 30, 2012;

(3) To consider an advisory vote on the compensation of our named executive officers;

(4) To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;

(5) If properly presented, to consider and act upon the Stockholders’ proposals set forth in the accompanying Proxy Statement; and

(6) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. J. SMITH, SECRETARY

September 23, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 3, 2011: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.adm.com/proxy

ARCHER-DANIELS-MIDLAND COMPANY

4666 Faries Parkway, Decatur, Illinois 62526-5666

September 23, 2011

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around September 23, 2011.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson Inc. to help us solicit proxies. We will pay Georgeson Inc. $23,000 plus reasonable expenses for its services. Our officers may solicit proxies by means other than mail. Our other employees or employees of Georgeson Inc. may also solicit proxies in person or by telephone, mail, or the internet at a cost we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stock stockholders of record at the close of business on September 9, 2011, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on September 9, 2011, we had 667,935,066 outstanding shares of common stock, each share being entitled to one vote on each of the ten director nominees and on each of the other matters to be voted on at the meeting. Our stockholders are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 20, 2011, an admission ticket will be mailed to you. Entities, such as a corporation or limited liability company, that are stockholders may send one representative to the annual meeting and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the Decatur Conference Center and Hotel lobby beginning at 8:30 A.M. on the day of the meeting. Stockholders who do not pre-register will only be admitted to the meeting upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the Decatur Conference Center and Hotel is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the Decatur Conference Center and Hotel is prohibited.

Any request to deviate from the admittance guidelines described above should be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 4666 Faries Parkway, Decatur, Illinois 62526-5666 and received by us by October 20, 2011. We will also have personnel in the lobby of the Decatur Conference Center and Hotel beginning at 8:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, directors are elected by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (SEC), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent of Class
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	56,553,879(1)	8.47

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	33,937,325(2)	5.08

(1)	Based on a Schedule 13G filed with the SEC on February 8, 2011, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 259,137 shares and sole voting and dispositive power with respect to 56,294,742 shares.
(2)	Based on a Schedule 13G filed with the SEC on February 2, 2011, BlackRock Inc. has sole voting and dispositive power with respect to 33,937,325 shares.

Proposal No. 1 — Election of Directors for a One-Year Term

Our board of directors has fixed the size of the board at ten. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below. Dr. Haynes, a current member of our board of directors, has determined not to stand for re-election.

Although the nominees proposed for election to the board of directors are all presently members of the board, Mr. Crews has not previously been elected by our stockholders. Mr. Crews was identified by the Nominating/Corporate Governance Committee as a potential nominee and was recommended by the Nominating/Corporate Governance Committee after such committee completed its interview and vetting process with respect to Mr. Crews. Mr. Crews joined our board of directors on May 5, 2011.

The nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, we intend that the persons named in the proxy may vote for a substitute who will be designated by the board of directors. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws were amended in February 2007 to require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of persons equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under an amendment to our Corporate Governance Guidelines approved by our board in February 2007, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The table below lists the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly-owned companies, directorships of other publicly-owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of September 9, 2011, directly or indirectly. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
George W. Buckley, 64 Chairman, President and Chief Executive Officer of 3M Company (a diversified technology company) since December, 2005; Chairman, President and Chief Executive Officer of the Brunswick Corporation (a global manufacturer and marketer of recreation products) from 2000 – December, 2005; Director of 3M Company and Stanley Black & Decker, Inc.	2008	21,379	(1)	*
Mollie Hale Carter, 49 Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation); Director of Westar Energy, Inc.	1996	11,735,329	(2)	1.76

Name, Age, Principal Occupation or Position, Directorships of Other Publicly-Owned Companies	Year First Elected as Director	Common Stock Owned		Percent of Class
Terrell K. Crews, 56 Retired Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company); Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company from September, 2007 – November, 2009; Executive Vice President and Chief Financial Officer of Monsanto Company from 2000 – 2007; Director of Rock-Tenn Company and Hormel Foods Corporation; Director of Smurfit-Stone Container Corporation within the past five years.		1,412	(3)	*
Pierre Dufour, 56 Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health and the environment) since November, 2007; Executive Vice President of Air Liquide Group since 2002.	2010	10,426	(4)	*
Donald E. Felsinger, 63 Executive Chairman of Sempra Energy (an energy services company) since June, 2011; Chairman and Chief Executive Officer of Sempra Energy from February, 2006 – June, 2011; President and Chief Operating Officer of Sempra Energy beginning in January, 2005; Director of Northrup Grumman Corporation.	2009	16,093	(1)	*
Antonio Maciel Neto, 54 Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) since June, 2006; President of Ford South America from October, 2003 – April, 2006; President of Ford Brazil from July, 1999 – October, 2003; Director of Marfrig Alimentos S.A.	2006	20,266	(1)	*
Patrick J. Moore, 57 President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since June, 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from June, 2010 – May, 2011; Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation from 2002 – June, 2010; Director of Smurfit-Stone Container Corporation within the past five years(5).	2003	48,068	(1)	*
Thomas F. O’Neill, 64 Chairman of the holding company of First Allied (a broker dealer) and Chairman of Ranieri Partners Financial Services Group (a company which acquires and manages financial services companies) since November, 2010; Principal, Sandler O’Neill & Partners, L.P. from 1988 – November, 2010; Director of The Nasdaq OMX Group, Inc. and Misonix, Inc.	2004	26,032	(1)	*
Kelvin R. Westbrook, 56 President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since October, 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(6) from approximately September, 2006 – October, 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 – October, 2006; Director of Stifel Financial Corp. and Trust Manager of Camden Property Trust; Director of Angelica Corporation within the past five years.	2003	44,919	(1)	*
Patricia A. Woertz, 58 Chairman since February 2007; President and Chief Executive Officer since May 2006; previously Executive Vice President of Chevron Corporation (a diversified energy company); Director of The Procter & Gamble Company.	2006	1,647,379	(7)	*

*	Less than 1% of outstanding shares
(1)	Includes only stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.
(2)	Includes 2,715,901 shares held in a family foundation or owned by or in trust for members of Ms. Carter’s family, 8,918,000 shares held in a limited partnership and 101,428 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(3)	Includes 760 shares owned individually and 652 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(4)	Includes 5,700 shares owned individually and 4,726 stock units allocated under our Stock Unit Plan for Nonemployee Directors.
(5)	Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.
(6)	Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January, 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.
(7)	Includes 259,884 shares owned individually or in trust, 921,296 shares that are unissued but are subject to stock options exercisable within 60 days and 641 shares allocated under our 401(k) and Employee Stock Ownership Plan.

Dr. Haynes beneficially owns 15,960 shares of common stock, which number includes 1,000 shares owned individually and 14,960 stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

The Board of Directors recommends a vote FOR the election of the ten nominees named above as directors. Unless otherwise indicated on your proxy, your shares will be voted FOR the election of such ten nominees as directors.

Director Experiences, Qualifications, Attributes and Skills, and Board Diversity

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. In addition, the Nominating/Corporate Governance Committee considers personal characteristics of nominees and current board members, including race, gender and geographic origin, in an effort to obtain a diversity of perspectives on the board.

The specific experience, qualifications, attributes and skills that qualify each of our directors to serve on our board are listed below:

George W. Buckley

Dr. Buckley became Chairman, President and Chief Executive Officer of 3M Company in December, 2005 and he previously held executive positions at Brunswick Corp., Emerson Electric Co. and British Railways. Dr. Buckley’s Bachelor of Science degree in Electrical and Electronic Engineering and his Doctoral degree in Engineering in joint study at Huddersfield and Southampton Universities, his service as Chairman of the Board, President and Chief Executive Officer of 3M Company, his leadership roles at the Brunswick Corporation, Emerson Electric Co. and British Railways, his skills in business and financial matters and his experience as a director of the public companies listed above, qualify him to serve as a director of our company.

Mollie Hale Carter

Ms. Carter has twenty-four years of business experience in the agricultural sector, including consulting, finance and operations. Ms. Carter also has served since 1995 as the Chairman and/or Chief Executive Officer of a regional financial institution based in Salina, Kansas. Ms. Carter’s qualifications to serve as a director of our company include her substantial leadership experience as a chief executive officer, her financial expertise, her service as a director of Westar Energy, Inc., her previous service as a director of Premium Standard Farms, Inc., and her significant experience in the agricultural sector.

Terrell K. Crews

Mr. Crews retired from Monsanto Company in November 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from September 2007 to

November 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to the board of directors of our company extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business and international operations.

Pierre Dufour

Mr. Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in November 2007. Since January 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management and international business experience.

Donald E. Felsinger

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. His leadership roles at Sempra Energy and other energy companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs. Mr. Felsinger possesses in-depth knowledge of executive compensation and benefits practices and serves as a member of the Compensation/Succession Committee.

Antonio Maciel Neto

Mr. Maciel has been Chief Executive Officer of Suzano Papel e Celulose S/A, one of Latin America’s largest vertically integrated producers of paper and eucalyptus pulp, since June 2006. From 1999 to May 2006, Mr. Maciel held various executive positions with Ford Motor Company, including Chief Executive Officer of Ford South America Operations. Mr. Maciel’s qualifications to serve on our company’s board of directors include his substantial leadership, international business, environmental and sustainability, engineering, product development and innovations and operations management experience.

Patrick J. Moore

Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking and administrative positions. Mr. Moore brings to our board of directors his substantial experience in leadership, banking and finance, strategy development, sustainability and operations management.

Thomas F. O’Neill

Mr. O’Neill has worked on Wall Street since 1972 and, as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions and his substantial experience in the finance community contributes to his role as chair of the Audit Committee.

Kelvin R. Westbrook

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. He is a former partner of a national law firm, was the President, Chief Executive Officer and co-founder of two large cable television and broadband companies and was or is a member of the board of numerous high-profile companies, including the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook currently serves on the boards of two other public companies and a multi-billion dollar not-for-profit healthcare services company.

Patricia A. Woertz

Prior to joining our company, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. Having started her career as a certified public accountant with Ernst & Ernst, and with a broad range of executive roles at Chevron Corporation and its predecessor companies, Ms. Woertz brings to the board of directors of our company a significant amount of leadership, strategy development, risk management, mergers and acquisitions, international business, marketing, finance and technology experience.

Board Leadership Structure

Our company’s board of directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the board believes it is in the best interests of our company to make this determination based on the position and direction of our company and the constitution of the board and management team. The board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The board has determined that having our company’s Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information and resources necessary to facilitate board function. Therefore, the board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The non-management directors elect a Lead Director at the board’s annual meeting. The board believes that naming an independent Lead Director more accurately reflects the accountability and responsibilities that accompany a non-executive position and does not believe that our stockholders would benefit at this time by having the roles of Chief Executive Officer and Chairman of the Board filled by different individuals. Our Lead Director provides the board with independent leadership and facilitates the independence of the board from management. The duties and responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines as follows: (i) organize, convene and preside over executive sessions of the non-management and independent directors and promptly communicate the messages and directives approved by such directors at each such meeting to the Chairman and Chief Executive Officer; (ii) preside at all meetings of the board at which the Chairman of the Board is not present; (iii) consult with the Chairman and Chief Executive Officer in establishing meeting schedules and agendas, and in determining the information to be forwarded to the directors both in conjunction with such meetings and otherwise; (iv) facilitate communication among the directors and between the board and the Chairman and Chief Executive Officer; (v) serve as an advisor to the board committees, chairmen of the board committees and other directors; and (vi) such other duties and responsibilities as assigned from time-to-time by the non-management directors consistent with the Lead Director’s role.

In addition to appointing a Lead Director, our non-management directors facilitate the board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s board of directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk and the steps management is taking to manage our company’s risks. While the board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to our board of directors regarding significant matters identified with respect to the foregoing. The Nominating/Corporate Governance Committee has the authority to assign oversight of risk areas to specific committees as the need arises.

Management has established an Integrated Risk Management Committee consisting of company personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process. Such committee’s responsibilities and objectives include:

•	ensuring implementation and maintenance of a process to identify, evaluate and prioritize risks to achievement of our company’s objectives;

•	ensuring congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives;

•	supporting the integration of risk assessment and controls into mainstream business processes and decision-making;

•	clearly identifying roles and responsibilities across our company in regard to risk assessment and control functions;

•	promoting consistency and standardization in risk identification and controls across our company;

•	ensuring sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets;

•	regularly evaluating the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators; and

•	reporting regularly to senior management and our board regarding the above-described processes and the most significant risks to our company’s objectives

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based on our review of Forms 3, 4 and 5 we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended June 30, 2011, the following persons filed the number of late reports or failed to file reports representing the number of transactions set forth after his or her name: M. H. Carter, 1 report/1 transaction, R. R. Kampfe, 1 report/1 transaction, I. Roig, 1 report/1 transaction, and G. L. Towne, 1 report/3 transactions. The transaction pertaining to Ms. Carter related to a required distribution under our Stock Unit Plan for Nonemployee Directors which was inadvertently reported late due to administrative error.

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with our company. The stock ownership guidelines applicable to the named executive officers (as defined herein) are set forth below.

Executive	Ownership Guideline as a Multiple of Salary
P. A. Woertz	5x
J. D. Rice	3x
J. R. Luciano	3x
S. R. Mills	3x
D. J. Smith	3x
R. G. Young	3x

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of September 9, 2011, directly or indirectly, by each of the individuals named in the Summary Compensation Table on page 35.

Name	Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class
P. A. Woertz	1,647,379	921,296	*
J. D. Rice	434,773	81,305	*
J. R. Luciano	206,978	0	*
S. R. Mills	426,203	110,114	*
D. J. Smith	561,638	260,089	*
R. G. Young	57,352	0	*

*	Less than 1% of outstanding shares
(1)	Includes shares allocated to the accounts of the named individuals under our 401(k) and Employee Stock Ownership Plan and, pursuant to SEC rules, stock options exercisable within 60 days.

Common stock beneficially owned as of September 9, 2011 by all directors and executive officers as a group, numbering 37 persons including those listed above, is 14,695,526 shares representing 2.20% of the outstanding shares, of which 298,523 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors and 2,164,874 shares are unissued but are subject to stock options exercisable within 60 days.

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

(1) the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

(2) the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

(3) the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

(4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

(5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

(1) is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

(2) is not employed by one of our professional services providers;

(3) does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director;

(4) does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

(5) is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

(6) is not personally receiving compensation from us in any capacity other than as a director; and

(7) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

The board of directors has reviewed business and charitable relationships between us and each non-employee director to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that ten of its eleven current members, Dr. Buckley, Messrs. Crews, Dufour, Felsinger, Maciel, Moore, O’Neill, and Westbrook, Dr. Haynes and Ms. Carter, are independent. Ms. Woertz is not independent under the NYSE or bylaw standards because of her employment with us.

In determining that Dr. Buckley is independent, the board considered that, in the ordinary course of business, 3M Company, of which Dr. Buckley is Chairman, President and Chief Executive Officer, purchased approximately $438,000 of certain commodity products from our company, and sold approximately $190,000 of supplies to our company, on an arms-length basis during the fiscal year ended June 30, 2011. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of 3M Company’s consolidated gross revenues, that Dr. Buckley does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Dr. Buckley’s independence.

In determining that Ms. Carter is independent, the board considered that, during all or a portion of the fiscal year ended June 30, 2011, Ms. Carter’s brother was employed by our company in a non-executive officer capacity as a compliance auditor at total compensation less than $120,000. The board determined that Ms. Carter does not have a direct or indirect material interest in such employment relationship and that such employment relationship does not otherwise impair Ms. Carter’s independence. Also in determining that Ms. Carter is independent, the board considered that, during the fiscal year ended June 30, 2011, the company purchased from Westar Energy Inc. approximately $3.1 million of utility services in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Westar Energy Inc.’s consolidated gross revenues, that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not otherwise impair Ms. Carter’s independence.

In determining that Mr. Crews is independent, the board considered that, in the ordinary course of business, Rock-Tenn Company, of which Mr. Crews is a director, sold approximately $5.1 million of certain supplies to our company and that Hormel Foods Corporation, of which Mr. Crews is a director, purchased approximately $41.1 million of certain commodity products from our company, all on an arms-length basis during the fiscal year ended June 30, 2011. The board determined that such transactions did not exceed the NYSE’s threshold of 2% of Rock-Tenn Company’s or Hormel Foods Corporation’s respective consolidated gross revenues, that Mr. Crews does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Mr. Crews’ independence.

In determining that Mr. Dufour is independent, the board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is Senior Executive Vice President, sold approximately $1.7 million of certain supplies and commodity products to our company on an arms-length basis during the fiscal year ended June 30, 2011. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Dufour’s independence.

In determining that Mr. Felsinger is independent, the board considered that, in the ordinary course of business, Sempra Energy, of which Mr. Felsinger is Executive Chairman, sold approximately $2.9 million of utility service to our company, on an arms-length basis during the fiscal year ended June 30, 2011. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Sempra Energy’s consolidated gross revenues, that Mr. Felsinger does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Felsinger’s independence.

In determining that Mr. Moore is independent, the board considered that, in the ordinary course of business, Smurfit-Stone Container Corporation, of which Mr. Moore was Chief Executive Officer and a director during a portion of the fiscal year ended June 30, 2011, purchased approximately $17.1 million worth of certain commodity products from our company, on an arms-length basis during such fiscal year. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Smurfit-Stone Container Corporation’s consolidated gross revenues, that Mr. Moore does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Moore’s independence.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set-out the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our internet site, www.adm.com, and are available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The Lead Director, or in his or her absence, the chairman of the Nominating/Corporate Governance Committee, presides at such meetings. The non-management directors met in executive session four times during fiscal 2011.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, our board of directors held six meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during the last fiscal year. We expect all director nominees to attend the annual stockholders’ meeting. All director nominees standing for election at our last annual stockholders’ meeting held on November 4, 2010 attended that meeting.

Information Concerning Committees and Meetings

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our internet site, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. O’Neill, Chairman, Dr. Buckley, Mr. Crews, Mr. Dufour, Dr. Haynes and Mr. Moore. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Securities Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews:

(1) the overall plan of the annual independent audit;

(2) financial statements;

(3) the scope of audit procedures;

(4) the performance of our independent auditors and internal auditors;

(5) the auditors’ evaluation of internal controls;

(6) matters of legal compliance; and

(7) certain relationships and related transactions.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook, Chairman, Ms. Carter, Mr. Felsinger and Mr. Maciel. The Compensation/Succession Committee met ten times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Compensation/Succession Committee:

(1) establishes and administers a compensation policy for senior management;

(2) reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

(3) approves all compensation elements with respect to our executive officers and all employees with a base salary of $500,000 or more;

(4) reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(5) establishes and reviews a compensation policy for non-employee directors;

(6) reviews and monitors our succession plans;

(7) approves awards to employees pursuant to our incentive compensation plans; and

(8) approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the Compensation/Succession Committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specify the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis” commencing on page 14.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Maciel, Chairman, and Mr. Felsinger, Dr. Haynes and Mr. Westbrook. The Nominating/Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Nominating/Corporate Governance Committee:

(1) identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

(2) recommends individuals to the board for nomination as members of the board and board committees;

(3) develops and recommends to the board a set of corporate governance principles applicable to the company; and

(4) leads the evaluation of the directors, the board and board committees.

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder provided the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Ms. Woertz, Chairman, Ms. Carter, Lead Director, and Mr. Moore. The Executive Committee met twice during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our internet site, www.adm.com, and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be promptly disclosed on our internet site.

Compensation Discussion and Analysis

The purpose of the Compensation Discussion and Analysis is to explain the process the Compensation/Succession Committee (“Committee”) uses to determine compensation and benefits for our named executive officers (“NEOs”).

The NEOs as of the end of fiscal year 2011 (“FY11”) are:

• P. A. Woertz	Chairman, Chief Executive Officer and President

• J. D. Rice	Vice Chairman

• J. R. Luciano	Executive Vice President and Chief Operating Officer

• S. R. Mills	Senior Executive Vice President, Performance and Growth

• D. J. Smith	Executive Vice President, Secretary and General Counsel

• R. G. Young	Senior Vice President and Chief Financial Officer

Executive Summary

Objectives

The objectives of our executive compensation program are to:

•	Attract and retain a strong executive team and motivate them to develop leadership and successors;

•	Encourage a culture of pay-for-performance by setting challenging objectives;

•	Align the interests of the NEOs with our stockholders;

•	Encourage and reward current business outcomes through cash salaries and performance-based annual cash incentives;

•	Reward sustained performance by granting equity and maintaining ownership guidelines; and

•	In total, provide competitive total compensation opportunities.

FY11 Performance

FY11 provided strong financial returns for ADM. We exceeded targeted financial objectives for adjusted earnings per share (“Adjusted EPS”) and adjusted return on invested capital (“Adjusted ROIC”), both as defined on page 24.

Performance highlights during FY11 included:

•	Adjusted EPS growth of 17.6%

•	Adjusted ROIC of 9.0% , reflecting returns that are 2.5% above our weighted average cost of capital (“WACC”)

•	One-year total shareholder return (“TSR”) of 19.1%

Based on these achievements, our annual cash incentive plan paid out at 120.63% of target and long-term incentive (“LTI”) awards were granted at the target level. In approving these payouts, the Committee reviewed company performance, determined that the fixed metric performance properly reflected the performance of the company and thus applied the same 120.63% factor to the discretionary component of the annual cash incentive plan. Although our year over year performance significantly improved, the total compensation of our NEOs for FY11 as a percent of target decreased from FY10, largely reflecting more ambitious goals established in connection with the FY11 annual cash incentive plan.

•

The first two charts below summarize our FY11 and FY10 performance against our primary annual and long-term incentive metrics, Adjusted EPS and TSR, respectively, showing the significant improvements in FY11. These charts are followed by two additional charts comparing actual total direct compensation for NEOs to their target compensation over the same periods, demonstrating our commitment not only to aligning executive pay with our performance, but also to establishing meaningful and appropriately challenging performance metrics.

The chart below further demonstrates the strong relationship between our performance in FY11 and the resulting compensation provided to our NEOs.

Program Design

Our executive compensation program is built on a balanced structure:

•	Salary generally approximates the median of companies of similar scope, complexity and business environment;

•	Our annual cash incentive program is based on key measures of financial and operating performance; and

•

The size of our long-term incentive program awards is based on our ability to drive stockholder value over a three-year period. The awards are generally granted in an equal mix of stock options and restricted shares to continue the alignment of the interests of our NEOs and stockholders.

We pay an annual cash incentive only if our company’s overall performance warrants. Our annual cash incentive emphasizes company-wide performance objectives to encourage the executives to focus on overall company success and utilizes multiple measures of performance to create the appropriate balance. Our goal setting process utilizes a detailed framework that incorporates our business plan, industry expectations and stockholder value creation. Individual performance and the Committee’s informed judgment are incorporated to ensure actual awards appropriately reflect our strategy, operating environment and individual executive contributions.

Our LTI program is designed to reward sustained performance based on a review of three years of performance. The Committee conducts a thorough assessment of multi-year performance incorporating perspective on company and market factors, including relative and absolute stockholder return and strategic, operating, and financial milestones, when determining the portion of an executive’s target award that should be granted, but focuses largely on our relative TSR performance.

For FY11, the Committee, based on its assessment of the prior three years of performance, determined the LTI awards would be made at the target award level.

Best Practices

We annually review all elements of NEO pay and, where appropriate for our business objectives and our stockholders, make changes to incorporate current best practices. As a result, we have:

•	An aggressive clawback provision in agreements for long-term incentives that provides for the forfeiture or recovery of prior awards for a broad range of reasons;

•	A Compensation/Succession Committee comprised solely of independent directors;

•	Regular review of shareholder advisory groups’ guidelines and policies, including regular dialogue with these groups, to ensure executive pay programs appropriately consider shareholder interests;

•	An annual, independent review of our compensation programs to assess risk;

•	A consistent, company-wide rewards strategy that utilizes the same company-wide performance metrics for all employees;

•	Stock ownership guidelines for NEOs and directors;

•	An independent compensation consultant retained by, and which reports to, the Compensation/Succession Committee and has no other business with the Company;

•	Regular briefings from the compensation consultant regarding key trends;

•	Annual reviews of our comparator groups;

•	An annual review of CEO performance;

•	An annual review of NEO performance;

•	No individual employment agreements, with the exception of our CEO;

•	No change-in-control tax gross-ups, with the exception of that provided in the original employment agreement with our CEO;

•	No dividends paid on unvested performance-based awards;

•

Limited perquisites—no clubs, financial planning or tax reimbursements for perquisites. For FY12, we eliminated most of our perquisites, with the exception of an executive physical, automobile and limited personal use of company aircraft. Our CEO will continue to be required to utilize the company aircraft for travel, in addition to a home security system for personal security; and

•	A policy that prohibits executives and directors from hedging of the Company’s securities.

Business Decisions in FY11

During FY11, we reaffirmed our strategic direction and committed to a new phase of profitable growth in stockholder value, earnings and the size of our company. To support these objectives, we realigned our management team in October 2010. John Rice and Steven Mills assumed new positions as Vice Chairman and Senior Executive Vice President, Performance and Growth, respectively, and we hired Ray Young as Senior Vice President and Chief Financial Officer. In March 2011, we hired Juan Luciano as Executive Vice President and Chief Operating Officer to lead the company’s global operations and commercial activities. Messrs. Rice and Mills were provided one time equity awards to recognize the additional demands on and expectations of them in their new roles, provide retention incentive and reward future success in the growth objectives of the Company. Messrs. Young and Luciano were provided one time equity awards at the time of their hire which are described in greater detail on pages 31 and 32. These grants provide alignment between stockholders and these executives in their strategic roles to continue to produce strong financial results and are intended to result in significant stockholder value creation.

The remainder of this Compensation Discussion and Analysis offers a more detailed explanation of our NEO pay.

What Elements of Executive Compensation Does the Company Provide?

Element		Purpose		Characteristics

•	Base Salary	•	Fixed pay to recognize an individual’s role and responsibilities	•	Reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity

•	Annual Cash Incentive	•	Paid upon achievement of pre-defined, challenging operational and financial goals	•	Performance-based award opportunity that varies based on achievements

•	Long-Term Incentive	•	Create current and future alignment with stockholders	•	Mix of stock options and restricted shares Award level based on prior 3 years’ performance, largely based on relative TSR

•	Benefits	•	Provide for basic health, welfare and income security needs Supplemental retirement benefits provided to employees whose benefits under broad-based retirement plan are limited under applicable tax law	•	NEOs participate in the broad-based health and welfare plans available to all employees. In addition, they are eligible to participate in the Supplemental Retirement Plan and the Deferred Compensation Plan (these plans are described on pages 43-45). NEOs are also eligible for executive physicals.

How are the Elements Used to Deliver Total Pay?

For FY11, on average, 81% of the NEOs’ total direct compensation (salary, annual cash incentive and long-term incentive) was delivered in variable pay, through the annual cash incentive and long-term incentive programs. On average, 60% of the total direct compensation was delivered in the form of equity awards. Although the Committee has not adopted a policy for allocating compensation among the various elements of total direct compensation, we do place greater emphasis on variable pay for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results.

Oversight of Executive Compensation

What Is The Role Of The Compensation/Succession Committee?

The Committee is composed solely of independent directors and is responsible to the board of directors and our stockholders for establishing our compensation philosophy and establishing and administering our compensation policies and programs consistent with this philosophy. The Committee’s responsibilities are set forth in the Committee’s charter, which is available on the investor relations section of our website. Additional information regarding the Committee’s authority to determine compensation can be found on pages 12 and 13 under the caption “Compensation/Succession Committee.”

What Is The Role Of The Board?

The board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual cash incentive plan. The non-management directors establish and approve all performance criteria for evaluating the CEO and annually evaluate the performance of the CEO based on these criteria. The non-management directors also ratify the CEO’s compensation. When asked by the Committee, the board can also provide input and ratification on any additional compensation-related issues. The board also conducts an annual review of the Company’s performance.

What Is The Role Of The Committee Consultant?

The Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the Company. The independent compensation consultant reports directly to the Committee, and provides the Committee with objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Committee’s responsibilities under its charter. Each Committee meeting includes an executive session where the Committee meets exclusively with the independent consultant; Company management is not included in these meetings. Outside of these meetings, the independent consultant interacts with our management team solely on behalf of the Committee to assist the Committee in fulfilling its duties and responsibilities. The Committee will only retain consultants that it believes will provide independent advice.

What Are The Roles Of Executives?

To assist the Committee in determining compensation for the other NEOs, our CEO participates in discussions with the Committee regarding the officers’ performance and compensation. She provides the Committee with her assessment of the NEOs’ performance, both as individuals and with respect to the functions or business units they oversee. She also recommends to the Committee, but does not determine or vote on, the specific amount of compensation that should be paid to the other NEOs.

Our Senior Vice President of Human Resources administers all employee compensation and benefits programs, with oversight and supervision by the Committee. He prepares the majority of the materials for the Committee meetings and provides analyses that assist the Committee with their decisions, such as summaries of competitive market practices, summaries of our succession planning actions, and reports regarding our company’s performance. In addition, throughout the year, he facilitates meetings with management to help the Committee gain a better understanding of company performance. He ensures that the Committee is provided a rigorous assessment of year-to-date performance at each Committee meeting. At the direction of the Chairman, our Senior Vice President of Human Resources involves other members of management in portions of the Committee meetings to participate in discussions related to company and individual performance and our compensation and benefit programs. Our executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Committee.

What are the Objectives of our Executive Compensation Program?

1.

Alignment of Executive and Stockholder Interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. In FY11, on average, 60% of total direct compensation provided to NEOs was awarded in the form of equity. These awards were determined primarily based on our three-year TSR, compared to the S&P 100 Industrials, but also recognized Adjusted EPS growth and strong operational results. Restricted stock awards vest three years from the date of grant and stock options vest over five years. We also include an aggressive clawback provision in agreements for long-term incentive awards that not only enables us to recover awards if the recipient engages in prohibited conduct, but also makes awards subject to any clawback policy involving the restatement of our earnings.

2.	Enable Us to Attract and Retain Top Executive Talent. Stockholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. Our compensation program for NEOs delivers salary, annual cash incentive and long-term incentive generally targeted at the median of the market. The Committee used input from management and from its independent compensation consultant to select comparator groups of companies. The use of multiple comparator groups allows the Committee to understand compensation levels for talent across a broad marketplace. We utilize three comparator groups ranging from a broad general industry group based on revenue scope to a custom industry group. When selecting these groups, we considered industry, business complexity and size. We believe that these comparator groups reflect companies with which our company competes for executive talent and have similar pay models. In addition to the market data points gathered through this analysis, the Committee considers individual and corporate performance, roles and responsibilities, growth potential and other qualitative factors when establishing executive pay levels.

Each year, management and the Committee evaluate the comparator groups to ensure each group remains relevant. Any changes are carefully assessed in an effort to maintain continuity from year to year. No changes in the identity of the comparator groups were made for FY11. The comparator groups are:

•	Nonfinancial companies participating in the Towers Watson Executive Compensation Database with revenue of $20 billion or greater

•	S&P 100 Industrials

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Custom industry comparator group, consisting of the following 19 companies: Altria Group Inc, Bunge Ltd., Caterpillar Inc, ConAgra Foods, Inc, Deere & Co., Dow Chemical, DuPont (E.I.) De Nemours, General Mills, Hess Corp, International Paper Company, Kraft Foods Inc, Marathon Oil Corp., PepsiCo, Sara Lee Corp, Sunoco Inc, Tesoro Corp, Tyson Foods Inc, Valero Energy Corp, Weyerhaeuser.

We do not use these comparator groups to assess company performance. Company performance is assessed using five benchmarks as described on pages 23-25. In seeking to provide a competitive target total direct compensation package, the Committee reviews comparator group compensation data, both with respect to total direct compensation and compensation elements, as a general reference to make compensation decisions, but does not establish specific compensation parameters based on such data. In this regard, the Committee considers target total direct compensation to be competitive if it is within a range of 80-130% of total direct compensation of the market 50th percentile for comparable positions and responsibilities among comparator groups described above. While positioning to the comparator market data is considered, other factors ultimately determine how a named executive officer is paid, including individual responsibilities, an executive’s experience and tenure, individual performance, and business objectives.

3.

NEO Compensation Should Reflect Our Results. Our executive compensation program emphasizes variable, performance-based pay and is targeted and assessed in the aggregate, although the Committee reviews each component independently as well. Base salary is reviewed annually and adjusted based on a variety of factors including a subjective evaluation of each NEO’s overall performance and tenure. The CEO provides the Committee with a recommendation of annual base salary adjustments, individual and group performance factors and short and long-term incentive award target levels for all officers, other than the CEO. The Committee takes the CEO’s recommendations, along with information provided by the compensation consultant and management into consideration when making annual base salary adjustments, individual and group performance factor adjustments and any adjustments to annual cash incentive award opportunity levels. The annual cash incentive plan for FY11 targeted awards at 58.8% to 150% of each NEO’s base salary, but actual awards may range from zero to 236.4% of the target level depending on performance against the specific goals. Annual cash incentives are paid if, and to the extent that, corporate goals approved by the Committee are attained. Equity compensation is also assessed in a similar manner and is designed to reward measurable results.

Elements of Compensation

Base Salary

How Are Base Salaries Determined?

Base salaries are established based on an NEO’s position, skills, performance, experience, tenure and responsibilities. Competitiveness of base salary levels are assessed annually relative to salaries within the marketplace for similar executive positions. Increases may be considered for various factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels. The Company’s historical emphasis on base salaries and its more recent emphasis on increasing the proportion of variable compensation elements have led the Committee to hold base salaries steady over the past three fiscal years for the CEO and NEOs, except with respect to certain promotions and role changes.

What Were The Base Salary Increases For Named Executives?

Base salary levels for the NEOs have not changed during the past three fiscal years, except for Mr. Rice, who received an increase upon his promotion to Vice Chairman during FY11. For FY12, the Committee again determined not to increase base salaries for the NEOs, given its focus on variable, performance-based compensation.

Annual Cash Incentives

How Do We Calculate Annual Cash Incentives?

Annual cash incentives are determined by the degree to which company-wide business objectives are achieved and the Committee’s independent assessment of our company’s performance. This outcome may then be adjusted within a range of -20% to +20% based on the Committee’s assessment of individual and group performance. The formula used to calculate an annual cash incentive payout can be expressed as follows:

Target annual cash incentive	X	Company performance factor based on:		X	Individual and group performance factor		=	Final annual cash incentive payout
		• •	Performance versus Company-wide performance objectives Committee’s Discretion		•	80% to 120% adjustment

How Is The Company Performance Factor Determined?

At the beginning of FY11, the Committee approved the following company-wide business performance metrics: (1) Adjusted EPS, (2) Adjusted ROIC, (3) Cost Management, (4) Safety, and (5) Recognition of The ADM Way.

Each performance metric has a weighting in the final company performance factor, with a 30% weighting reserved for the Committee’s discretion.

In setting the objectives for FY11, the Committee continued to use a framework based on our company’s business plan, industry perspective, historical earnings, earnings variability, stockholders’ expectations, analysts’ estimates, and our company’s cost of capital. Our company focuses on company-wide performance objectives to encourage the executives to focus on overall company success, which ultimately drives stockholder value. Each objective is described in greater detail below:

Objective	Rationale	Weighting	FY11 Minimum to Maximum Objective	Range of Possible Payout as % of Target
Adjusted Earnings per share (Adjusted EPS)(1)	Key metric for analysts and stockholders	35.0%	$2.21 — $3.94	0% — 200%

Adjusted Return on Invested Capital (Adjusted ROIC)(2)	Measures the efficient use of capital to support a focus on operating effectiveness, encourages margin enhancement, and cost control	17.0%	6.5% — 10.5%	0% — 200%
Cost Management(3)	Directly focuses executives on cost, particularly in light of the recent economic environment. Performance is measured as the lesser level of performance against two metrics: manufacturing cost per metric ton, and SG&A cost per ton	5.0%	Manufacturing Cost: $41.81 — $39.58/ MT SG&A Cost: $11.29 — $10.80/MT	0% — 200%
Safety — Recordable Incidents(4)	The safety of our colleagues and contractors is paramount. Strong financial results must be achieved in a manner that supports the well- being of our team.	3.5%	5% — 25% Reduction from
Safety — Lost Work Days(5)		3.5%	FY10
Safety — Total Process(6)		2.0%	85.43% — 88.50% of critical safety equipment inspected/tested/calibrated	0% — 200%
Safety — Behavioral(7)		1.0%	40 — 58 engagements

The ADM Way(8)	The manner in which we achieve our results is important. We monitor behaviors and values.	3.0%	0% or 100%	0% or 100%

Committee Discretion(9)	Enables Committee to use informed judgment.	30.0%	Informed Judgment	0% — 200%

(1)	Adjusted EPS is determined by adjusting basic earnings per share as reported in our audited financial statements to exclude the impact of LIFO-related inventory adjustments that are reflected in our audited financial statements. LIFO means “last-in, first-out” and refers to the practice of valuing inventory so the most recent costs to the Company are reflected in the cost of products sold.
(2)

For the purpose of calculating the company performance factor, Adjusted ROIC is defined as: “LIFO adjusted ROIC earnings” divided by “LIFO adjusted invested capital.” LIFO adjusted ROIC earnings is ADM’s net earnings adjusted for the after tax effects of interest expense (excluding interest expense of the Company’s financial business units) and changes in the LIFO reserve. LIFO adjusted invested capital is the sum of ADM’s equity (excluding non-controlling interests) and interest-bearing liabilities (excluding interest-bearing liabilities of the Company’s financial business units) adjusted for the after tax effect of the LIFO reserve. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to the company’s WACC . Adjusted EPS, Adjusted ROIC, LIFO adjusted ROIC earnings and LIFO adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The Committee retains the discretion to exclude the impact (positive or negative) of extraordinary events from the calculation of adjusted EPS or adjusted ROIC if the Committee determines that the events were beyond management’s control and if the exclusion is appropriate to align annual cash incentives with performance. For FY11, the Committee did not exercise discretion to exclude the impact of extraordinary events.
(3)	Reflects cost management in two categories: Manufacturing and SG&A.
(4)	Measures recordable safety incidents involving colleagues and contractors.
(5)	Measures lost work days for colleagues and contractors.
(6)	Measures the percentage of critical safety equipment and controls inspected/tested/calibrated per established frequency.
(7)	Measures the number of completed Value-Based Safety (VBS®) engagements.
(8)	Recognizes the importance of The ADM Way. In FY11, a defined set of leaders, including the NEOs, were asked to focus on the ADM Way, our company’s Code of Conduct. This process included quarterly discussions with their direct reports on topics related to the ADM Way and completing the annual Code of Conduct Overview training program.
(9)	Allows the Committee to ensure that the annual cash incentive appropriately reflects our company’s performance and management’s efforts in achieving that performance.

The Company Performance Factor for FY11 was 120.63% as shown in the following table:

Objective	FY11 Actual Performance		FY11 Actual Performance as % of Target		Weighted Amount of Total Payout*
Adjusted EPS	$3.48		141.77%		49.62%
Adjusted ROIC	9.01%		125.00%		21.25%
Cost Management	$42.92 $12.59		0.00 0.00	% %	0.00 0.00	% %
Safety	Colleagues Recordable Incidents Lost Work Day Rate OICP Contractors Recordable Incidents Lost Work Day Rate Total Process Safety Behavioral Safety	17% Reduction 7% Reduction 8% Increase 87% Increase 94% 58	105.7%		10.57%
The ADM Way(1)	100.0%		100.0%		3.00%
Committee Discretion(2)			120.63%		36.19%
Totals
FY11 Company Performance Factor			120.63%		120.63%

*	Weighting percentage multiplied by FY11 Actual Performance as % of Target
(1)	The Committee determined that this objective was successfully met and that the leadership team demonstrated an effort towards enhancing awareness of the ADM Way. This metric produces an “all or nothing” measure.
(2)	For FY11, the Committee reviewed company performance against the fixed metric operational and financial objectives, determined that such performance properly reflected the performance of the company and thus applied the same 120.63% factor to the discretionary component of the annual cash incentive plan.

How Are Individual and Business Group Performance Factors Determined?

For FY11, the Committee awarded an individual performance score of 105.0% to each of the executive officers, other than Mr. Young, recognizing their collective efforts as a management team in achieving significant financial results for the current year and planning for future strategic initiatives to grow stockholder value. This performance score reflects a subjective assessment of each individual’s contributions to these endeavors. Mr. Young requested that his individual multiplier be reduced to reflect year-end earnings forecast challenges. After discussion, although the Committee is in full support of Mr. Young and his performance, the Committee agreed to his recommendation to lower his individual multiplier to 90%.

What Is The Resulting Annual Cash Incentive For Each NEO?

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business and individual objectives. At the start of each fiscal year, the Committee approves minimum, target, and maximum annual cash incentive levels for each NEO. Target annual cash incentive levels are expressed as a percentage of salary. Based on company, individual and group performance, annual cash incentive payouts can range between 0% and 236.4% of the target annual cash incentive. Based on the determination of the company, individual and business group performance factors as described above, each NEO received an annual cash incentive for FY11 equal to 126.66% (120.63% x 105%) of his or her target annual cash incentive, except Mr. Young who received an annual cash incentive for FY11 equal to 108.57% (120.63% x 90.00%) of his target annual cash incentive.

Executive	Target Cash Incentive (% of Salary)	Minimum Cash Incentive ($)	Target Cash Incentive ($)	Maximum Cash Incentive ($)	Actual FY11 Cash Incentive ($)
P. A. Woertz	150.0%	$0	$1,950,000	$4,609,800	$2,469,902
J. D. Rice(1)	94.7%	$0	$900,000	$2,141,280	$1,139,954
J. R. Luciano(2)	100.0%	$0	$900,000	$2,127,600	$569,978
S. R. Mills	66.7%	$0	$500,000	$1,182,000	$633,309
D. J. Smith	58.8%	$0	$530,000	$1,252,920	$671,306
R. G. Young	66.7%	$0	$500,000	$1,182,000	$542,836

(1)	Mr. Rice’s cash incentive opportunity is comprised of two distinct components. Mr. Rice has the ability to earn a standard executive award (targeted at $520,000) and an award (targeted at $380,000) for performance against specific and strategic, individual goals for which Mr. Rice is personally responsible. His total cash incentive of $1,139,954 reflects his award under the standard and special individual award opportunities. This payment reflects the corporate performance factor of 120.63%, which is applied to both components of his annual cash incentive, a target award under his individual goals, and the individual performance factor of 105.0%.
(2)	Mr. Luciano’s award was reduced 50% to reflect his partial year of service.

Equity-Based Long-Term Incentives

Our long-term incentive program (the “LTI Program”) aligns the interests of executives with those of stockholders by rewarding the achievement of long-term stockholder value, supporting stock ownership, and encouraging long-term service with the company. In the following sections, we discuss the process for determining equity grants delivered under our LTI Program.

In terms of grant size and grant form, our LTI awards are determined based upon the Committee’s assessment of performance during the prior three fiscal years. For example, equity grants made in early FY11 (August 2010) reflected the Committee’s assessment of FY08-FY10 performance. This concept of making grants based on the assessment of prior performance is similar in approach to our annual cash incentive plan (i.e., cash incentive awards paid in early FY12 are based upon performance achieved in FY11). The Committee’s assessment of performance considers multiple performance factors as well as economic conditions, and is not strictly formulaic. Our equity grants reflect a retrospective assessment of 3-year performance. These August 2010 grants appear in the Grants of Plan-Based Awards table and are reflected in the Summary Compensation Table because the SEC requires companies to report LTI awards for the fiscal year during which they were granted, even if they are based on performance during earlier fiscal years. In addition to LTI Program awards made in August 2010, we provided one-time equity awards during FY11 to four of our NEOs who either joined the company or assumed new positions. These awards are described on pages 31 and 32.

How Did We Determine LTI Awards Granted In August 2010?

At the start of the fiscal year, target and maximum LTI grant values are determined for each NEO. Target awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual cash incentives. In order to receive any LTI grants, however, net earnings (for the most recently completed fiscal year, measured in accordance with U.S. GAAP) must exceed the sum of the dividend payments and after-tax interest expenses for that fiscal year. The following table summarizes the target and maximum LTI award grant values for our NEOs for awards granted in August 2010. Actual awards were made at the target level for all NEOs receiving awards.

Executive	Minimum Award	Target Award	Maximum Award
P. A. Woertz	$0	$7,550,000	$14,750,000
J. D. Rice	$0	$1,200,000	$3,000,000
J. R. Luciano*	—	—	—
S. R. Mills	$0	$1,350,000	$3,150,000
D. J. Smith	$0	$1,500,000	$3,300,000
R. G. Young*	—	—	—

*	Not an employee at the time of the award

The LTI Program allows executives an opportunity to earn long-term incentive grants that reward differing levels of performance and, if earned at maximum performance, could result in top quartile pay of total direct compensation. The Committee utilizes its discretion and informed judgment to assess the prior 3 years of absolute and relative performance in determining if any awards should be provided above or below the “target award.” A formulaic approach was not utilized due to the challenges of setting business objectives and aligning compensation with performance in an industry where results are highly-impacted by external factors, such as weather, crop disease, government programs, and other factors beyond management’s control. As a result, the Committee has determined that a rigorous review of a wide range of absolute and relative performance measures is appropriate to make an informed decision. For FY10 awards made in August 2010, the Committee used its discretion and informed judgment in deciding to grant a target award to each NEO then employed by the Company. While the Committee noted that our company’s relative TSR exceeded that of some major competitors and indices, the Committee also noted that absolute TSR over the FY08-FY10 period was negative.

The Committee retains the discretion to make equity grants in any form or percentage mix it deems appropriate. Generally, the Committee expects to provide equity grants that are delivered 50% in stock options and 50% in restricted shares, based on the fair market value on the date of grant, which is the mix used for the August 2010 (and August 2011) awards.

Vesting conditions of our equity awards generally are as follows:

•

Stock options are granted at an exercise price equal to fair market value in accordance with the 2009 Incentive Compensation Plan. The options vest incrementally over five years and can be exercised during a ten-year period following the date of grant.

•	Restricted shares vest three years after the date of grant.

•

Stock options and restricted shares granted under the LTI Program vest immediately if control of the company changes or upon the death of the executive. Awards continue to vest if the executive leaves the company because of disability or retirement. The Committee believes that these provisions are appropriate to assure NEOs stay focused on the long-term success of the company during a sale of the company or amidst certain personal circumstances. These provisions also increase the value of the awards to the NEOs that, in turn, enhances retention.

How Did We Determine LTI Awards Granted In August 2011?

In order to receive any LTI grants, net earnings for FY11 must exceed the sum of the dividend payments and after-tax interest expenses during FY11. Similar to the process followed for awards made in August 2010, at the start of FY11, target and maximum LTI grant values were determined for each NEO. No changes were made to target LTI award values for NEOs who had received awards in August 2010, except for Mr. Rice in recognition of his assumption of the position of Vice Chairman. Target awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual cash incentives. For these awards, the Committee used its discretion and informed judgment to determine that the NEOs would receive a “target award.”

Equity Grants made in August 2011 (reflecting FY09-FY11 performance)

(These grants will be presented in the Summary Compensation Table and Grants of Plan-Based Awards Table in our 2012 Proxy Statement)

Executive	Minimum Award	Target Award	Maximum Award	August 2011 Award(1)
P. A. Woertz	$0	$7,550,000	$14,750,000	$7,550,000
J. D. Rice	$0	$2,250,000	$4,050,000	$2,250,000
J. R. Luciano	$0	$3,500,000	$5,300,000	$3,500,000
S. R. Mills	$0	$1,350,000	$3,150,000	$1,350,000
D. J. Smith	$0	$1,500,000	$3,300,000	$1,500,000
R. G. Young	$0	$1,450,000	$3,250,000	$1,450,000

(1)	Defined as the fair value of the total long-term incentive on the grant date.

Does The Company Have A Policy For When Grants Are Made?

The Committee grants all equity awards to NEOs, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value (as determined in accordance with the applicable incentive compensation plan) on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price of our Common Stock on the last trading day prior to the date of grant. The Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to NEOs. These awards are issued promptly following the date of the Committee’s meeting and approval. In addition to annual awards, the NEOs may receive awards when they join the company or change their status, including promotions.

Benefits

What Retirement Benefits Are Provided?

The company provides the following programs to NEOs to support the attraction, retention and motivation of these employees. With few exceptions, our philosophy is to offer the same benefits to all U.S. salaried employees as is offered to our NEOs.

Retirement Program	Eligibility	Description
401(k) Plan/ Employee Stock Ownership Plan	All salaried employees	Qualified defined contribution plan where employees may defer up to 50% of eligible pay, up to $16,500 for 2011. Employees who are 50 years of age or older can elect make-up contributions of up to $5,500 for 2011. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)).

Retirement Program	Eligibility	Description
Retirement Plan for Salaried Employees	All salaried employees	Those with 5 or more years of service as of January 1, 2009, participate in a qualified defined benefit plan where the benefit is based on number of years of service and base salary during the later stages of employment. Those with less than 5 years of service as of January 1, 2009 participate in a qualified cash balance pension plan where the benefit is based on an accrual of benefit based on that year’s base compensation.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS law	Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive an aggregate retirement benefit that would have been received if not for certain limitations under applicable tax law.

Deferred Compensation Plan	Employees with salaries above $175,000	Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than Company common stock) available under the 401(k) Plan/Employee Stock Ownership Plan.

What Other Benefits Are Provided To NEOs?

We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions. NEOs have the same benefits package as other employees.

What Perquisites Are Provided To NEOs?

An automobile is provided to NEOs, which they may also use for personal purposes. This is an additional form of income to the executives, as shown in the Summary Compensation Table on page 35 and the executives are individually responsible for any taxes related to this income. We continue to provide Ms. Woertz and the other NEOs with personal use of company-owned aircraft. Given the location of our headquarters in Decatur, Illinois, the Committee requires that Ms. Woertz have access to the aircraft for personal use for security and efficiency reasons. The NEOs are responsible for any taxes on imputed income related to the provision of this perquisite. See the notes to the Summary Compensation Table on page 35 for a description of other perquisites provided to the NEOs. For FY12, we eliminated most of our perquisites, with the exception of an executive physical, automobile and limited personal use of company aircraft. Our CEO will continue to be required to utilize the company aircraft for travel, in addition to a home security system for personal security.

Has ADM Evaluated Its Compensation Programs As They Relate To Risk?

During FY11, ADM engaged an outside consultant, The Hay Group (“Hay”), to assist the Committee in evaluating the risk in our compensation programs. In conducting an independent assessment, Hay reviewed all of our incentive compensation programs and determined there are no compensation programs that encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Committee in August 2011.

Employment Agreements, Severance, and Change-in-Control Benefits

What Employment Agreements are in Place?

Only Ms. Woertz, our CEO, has an employment agreement, which was entered into in May 2006 when she joined our company. The employment agreement provides for employment “at will” and does not have a specified contract term. Ms. Woertz’s compensation has been determined, to a significant degree, by the terms of her employment agreement. At the time it was being negotiated, the Committee retained Frederic W. Cook & Co., Inc., an outside compensation expert, specifically to advise it with respect to Ms. Woertz’s compensation. Prior to approving the employment agreement, the Committee considered the advice of this expert, analyzed information regarding the total compensation provided to the chief executive officers of other public companies of a comparable size, and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive Officer in the context of the competitive marketplace and the greater responsibilities of the President and Chief Executive Officer relative to other Company executives.

Under her employment agreement, she is provided benefits upon termination without cause or resignation for good reason as described on pages 47-49. If the termination occurs within 2 years of change-in-control, these benefits are increased. In addition, if the payments following a change-in-control termination exceed the IRS statutory limit and result in the imposition of an additional excise tax, she will receive a gross-up payment to cover the excise tax.

Ms. Woertz is also subject to a 2-year non-compete and 2-year non-solicitation provision following termination without cause or resignation for good reason.

What Other Severance Benefits are Provided to NEOs?

The Committee retains discretion to provide the remaining NEOs severance benefits upon their termination of employment. To guide this discretion, the Committee has adopted a severance program. This program serves as a guideline for the severance benefits that may be provided to various levels of employees upon termination of their employment without cause or their resignation with good reason, but the program does not create a contractual right to receive any severance benefits on the part of the employee. The guidelines contained in the program for executive officers include the following termination benefits, subject, in all cases, to the discretion of the Committee to increase or decrease these benefits:

•	cash severance equal to two times then-current base salary

•	extension of healthcare coverage for up to one year following termination

•	accelerated vesting of any equity grants made after 2004 that are scheduled to vest during the severance period or during the year following the severance period

•	cash payment of an amount equal to 50% of the market value of pre-2004 equity grants that are unvested at termination

In addition, the Committee generally requires each executive to enter into a non-competition and non-solicitation agreement in exchange for receiving severance under the program.

If a change-in-control occurs with respect to our company, the equity grants held by our executive officers will vest immediately pursuant to the terms of these awards. The Committee believes that this accelerated vesting is an appropriate provision to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives which in turn enhances retention.

Are There Any Other Contractual Arrangements with NEOs?

In FY11, we made a number of strategic decisions related to executive talent and succession planning. We reaffirmed our strategy and committed to a new phase of profitable growth in stockholder value, earnings and the size of our company. In order to support these objectives, we realigned our management team in October 2010. John Rice and Steven Mills assumed new positions as Vice Chairman and Senior Executive Vice President, Performance and Growth, respectively, and we hired Ray Young as Senior Vice President and Chief Financial Officer. In March 2011, we hired Juan Luciano as Executive Vice President and Chief Operating Officer to lead the company’s global operations and commercial activities. To recognize the additional demands and expectations of these individuals and reward future success in the growth objectives, we provided equity awards to Messrs. Rice, Mills, Young and Luciano at the time of these appointments.

Mr. Rice

On November 1, 2010, we granted Mr. Rice 70,028 restricted shares. These shares are eligible to vest in two equal installments on November 1, 2012 and November 1, 2013. This “back-end” focused vesting scheme is intended to emphasize our longer term growth and value creation goals on which Mr. Rice will be focused. Mr. Rice will forfeit any unvested shares if his employment with us terminates for any reason other than a termination by the Company without cause, termination by Mr. Rice not less than six months following a change in the person holding the position of Chief Executive Officer, or termination as a result of Mr. Rice’s death or disability. Unvested shares vest immediately upon the occurrence of a change-in-control of our Company. In assuming this new role and being awarded these shares to align Mr. Rice with the desired future growth of our company, Mr. Rice entered into an agreement not to compete with our company for the earlier of five years from the date of the award or two years after his termination. Mr. Rice is also subject to a two-year employee non-solicitation provision.

Mr. Mills

On November 1, 2010, we granted Mr. Mills 49,375 restricted shares. These shares are eligible to vest in two equal installments on November 1, 2011 and November 1, 2012. The nature of the award was intended to align Mr. Mills with the objectives of his new role and to provide the necessary retention to provide us with a productive transition in the role of CFO. Any unvested shares are forfeited if Mr. Mills’ employment is terminated for any reason other than termination by Mr. Mills following a material change in his terms of employment, termination by the company without cause or termination as a result of Mr. Mills’ death or disability. Unvested shares vest immediately upon the occurrence of a change-in-control of our company. Mr. Mills entered into an agreement not to compete with our company for the earlier of four years from the date of the award or two years after his termination. Mr. Mills is also subject to a two-year employee non-solicitation provision.

Mr. Young

On November 1, 2010, we granted Mr. Young 23,916 restricted shares. These shares are scheduled to vest in full on November 1, 2013 if he remains employed by us. These restricted shares will also vest in full in the event of Mr. Young’s death or if our company experiences a change in control, and vesting will continue as scheduled if Mr. Young’s employment ends due to retirement or disability. Mr. Young will forfeit any unvested shares if his employment is terminated for any other reason. This award was provided to align Mr. Young with our stockholders given his lack of holdings as a new employee.

Mr. Luciano

Upon his hiring, we provided Mr. Luciano with an award of 124,468 performance share units. These units will vest on the earliest of (i) October 1, 2014, (ii) upon a change in control of our company, or (iii) upon death. Upon vesting, each unit will be paid out in up to 1.5 shares of our common stock, depending on the share settlement amounts determined for each one-year performance period occurring during the term of the award. The share settlement amount for each performance period is determined by multiplying one-third of the number of units by the company performance factor for that fiscal year as determined under our annual cash incentive program. If Mr. Luciano’s employment ends due to retirement or disability, unvested units will continue to vest as scheduled. If his employment ends for reasons other than those described above, unvested units are forfeited.

Mr. Luciano was also awarded 132,276 restricted shares in connection with his hiring. These shares are eligible to vest on April 12, 2014, the third anniversary of the date of grant. Unvested shares vest immediately upon the occurrence of a change-in-control of our company. These awards were provided to align Mr. Luciano with our stockholders, on a future equity value and annual value creation basis, and in recognition of lack of holdings as a new employee. These shares are subject to the same vesting provisions as described above for Mr. Young.

FY12 Executive Compensation Program

For FY12, the Committee has determined there will generally be no salary increases and no modifications to annual cash incentive or long-term incentive award targets for our NEOs. Mr. Young will receive an increase in his target long-term award opportunity to $2 million. This increase reflects our desire to provide competitive compensation and to do so in a way that emphasizes performance-based (rather than fixed) pay.

The Committee has determined that the structure of our long-term incentive award opportunity will be modified to mitigate the range of potential positive discretion that may be applied above the target award. The maximum long-term incentive award potential for all NEOs is being reduced – maintaining the Committee’s discretion, but reducing the potential upside opportunity of the program. The Committee will rely primarily upon relative TSR, measured against the S&P 100 Industrials, to quantitatively assess performance. The Committee’s informed judgment and discretion in determining award levels will continue to be an important governance and pay for performance aspect of our program.

Executive	FY11 Long-Term Incentive Opportunity			FY12 Long-Term Incentive Opportunity
	Minimum	Target	Maximum	Minimum	Target	Maximum
P. A. Woertz	$0	$7,550,000	$14,750,000	$0	$7,550,000	$11,000,000
J. D. Rice	$0	$2,250,000	$4,050,000	$0	$2,250,000	$3,150,000
J. R. Luciano	$0	$3,500,000	$5,300,000	$0	$3,500,000	$4,400,000
S. R. Mills	$0	$1,350,000	$3,150,000	$0	$1,350,000	$2,250,000
D. J. Smith	$0	$1,500,000	$3,300,000	$0	$1,500,000	$2,400,000
R. G. Young	$0	$1,450,000	$3,250,000	$0	$2,000,000	$2,900,000

Additional Executive Compensation Policies

Does The Company Have A Clawback Policy?

We have clawback provisions in our long-term incentive award agreements that provide us with the ability to recover long-term incentive compensation for a broad range of reasons. This aggressive approach to recoupment of long-term incentive compensation reflects our commitment to protecting stockholder value. As regulatory requirements regarding recoupment of executive compensation continue to evolve, we will review and update our policies to, at the very least, be compliant with all current requirements.

Are There Policies In Place That Restrict Transactions Involving Our Stock?

Pursuant to our company’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving our stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps or collars, or entering into other transactions that are designed to hedge or offset decreases in the price of our company’s securities.

Our Insider Trading Policy also provides that all transactions in our company’s securities by our directors, the NEOs and certain other officers and employees must be pre-cleared by the Law Department.

What Role Does Section 162(m) Of The Internal Revenue Code Have In The Design Of Executive Compensation Programs?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1 million annually to the CEO and the three other most highly-compensated executive officers, other than the Chief Financial Officer, unless the compensation in excess of $1 million qualifies as “performance-based” compensation. Performance-based compensation for these purposes generally does not include salaries, incentive compensation for which the company’s stockholders have not approved the business criteria upon which applicable performance goals are based, and incentive compensation (other than stock options and stock appreciation rights) the payment of which is not based on the satisfaction of objective performance goals or as to which a compensation committee has discretion to increase the amount of the payout. The Committee retains the discretion to provide compensation that may not be tax deductible if it feels these actions are in the best interests of the Company and its stockholders. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

How Does The Company Address Liabilities Associated With Retirement Programs?

The Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. Therefore, the company attempts to hedge the deferred compensation plan liabilities by directing the NEO’s elective deferrals into a separate account and then investing such account in a manner consistent with the hypothetical investments elected by participants. We do not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the Company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chairman
M. H. Carter
D. E. Felsinger
A. Maciel

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of our company or any of our subsidiaries. There are no interlocking relationships between our company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our principal executive officer, two individuals who served as our principal financial officer for portions of our 2011 fiscal year, and our three other most highly-compensated executive officers who were serving as executive officers on June 30, 2011 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
P. A. Woertz	2011	1,300,000	4,011,432	3,071,547	2,469,902	(3)	166,120	(4)	60,861	(5)	11,079,862
Chairman, CEO and	2010	1,300,000	3,832,682	2,873,461	2,956,454		415,370		67,683		11,445,650
President	2009	1,300,000	4,834,135	6,441,696	2,040,384		265,529		72,807		14,954,551

J. D. Rice	2011	928,469	2,970,934	488,196	1,139,954	(3)	335,458	(4)	31,052	(6)	5,894,063
Vice Chairman	2010	885,400	609,169	456,715	788,388		726,401		23,763		3,489,836
	2009	885,400	977,453	817,426	435,282		440,065		39,095		3,594,721

J. R. Luciano	2011	204,808	9,055,361	—	569,978	(3)	2,879	(4)	229,774	(7)	10,062,800
Executive Vice President and COO

S. R. Mills(1)	2011	750,000	2,362,468	549,221	633,309	(3)	390,062	(4)	17,349	(8)	4,702,409
Senior Executive	2010	750,000	507,651	380,593	758,065		613,896		15,348		3,025,553
Vice President, Performance and Growth	2009	750,000	828,717	693,036	414,355		377,078		36,870		3,100,056

D. J. Smith	2011	901,400	796,986	610,247	671,306	(3)	519,508	(4)	24,182	(9)	3,523,629
Executive Vice	2010	901,400	761,468	570,893	803,549		694,258		16,446		3,748,014
President, Secretary and General Counsel	2009	901,400	993,383	830,758	554,567		404,590		38,660		3,723,358

R. G. Young(1)	2011	500,000	796,881	—	542,836	(3)	8,811	(4)	19,720	(10)	1,868,248
Senior Vice
President and CFO

(1)	Mr. Mills served as Chief Financial Officer until November 30, 2010. Mr. Young was appointed Chief Financial Officer effective December 1, 2010.
(2)	The amounts shown for stock and option awards represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 for fiscal years 2011, 2010, and 2009, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 10 to our financial statements for the fiscal year ended June 30, 2011, and in Note 9 to our financial statements for the fiscal years ended June 30, 2010 and 2009, respectively.
(3)	Represents amounts paid under our annual incentive plan related to fiscal year 2011, paid in September 2011.
(4)	Each amount shown represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date for plan year 2010 (June 30, 2010) to the measurement date for plan year 2011 (June 30, 2011) using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No named executive officer received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on June 30, 2010 for all plans were interest rate of 5.35% and mortality determined under RP2000CH projected to 2017 using Scale AA and the assumptions used to value pension liabilities on June 30, 2011 were interest rate of 5.55% for the ADM Retirement Plan for Salaried Employees, interest rate of 5.20% for the ADM Supplemental Retirement Plan II and mortality determined under RP2000CH projected to 2018 using Scale AA.
(5)	Includes the following items for Ms. Woertz:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $48,611, which included:

•	$38,603 for personal use of company-owned aircraft; and

•	Amounts related to personal use of company-owned automobile, and payment of expenses related to home telephone and security systems.

(6)	Includes the following items for Mr. Rice:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•

Perquisites and personal benefits whose aggregate incremental cost to us totaled $18,802, which included expenses related to personal use of company-owned aircraft, personal use of company-owned automobile, and payment of expenses related to home telephone and security systems.

(7)	Includes the following items for Mr. Luciano:

•	$200,000 relocation allowance;

•	$27,726 for personal use of company-owned aircraft; and

•	$2,048 in company contributions under our 401(k) and Employee Stock Ownership Plan.
(8)	Includes the following items for Mr. Mills:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	$5,099 for personal use of company-owned automobile.
(9)	Includes the following items for Mr. Smith:

•	$12,250 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•

Perquisites and personal benefits whose aggregate incremental cost to us totaled $11,932, which included expenses related to personal use of company-owned aircraft, personal use of company-owned automobile, and payment of expenses related to home telephone system.

(10)	Includes the following items for Mr. Young:

•	$16,778 in company contributions under our 401(k) and Employee Stock Ownership Plan; and

•	$2,942 for personal use of company-owned automobile.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to home phone and security systems, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. Pursuant to the Terms of Employment, the board approved an initial annual salary for Ms. Woertz of $1,200,000 and approved a target annual bonus of at least 125% of her annual salary. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s initial $1,200,000 annual salary as a result of subsequent salary reviews. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive Officer or, if more favorable, other ADM senior officers. Provisions of Ms. Woertz’s Terms of Employment relating to termination of her employment and change of control of our company are described below in the “Termination of Employment and Change-in-Control Arrangements” section.

Grants of Plan-Based Awards During Fiscal 2011

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended June 30, 2011.

	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Closing Market Price on the Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)
P. A. Woertz		0	1,950,000	4,609,800
	8/19/10					130,623				4,011,432
	8/19/10						348,248	30.71	30.23	3,071,547

J. D. Rice		0	900,000	2,141,280
	8/19/10					20,762				637,601
	11/1/10					70,028				2,333,333
	8/19/10						55,351	30.71	30.23	488,196

J. Luciano		0	900,000	2,127,600
	4/11/11					132,276				4,665,375
	4/11/11				124,468					4,389,986

S. R. Mills		0	500,000	1,182,000
	8/19/10					23,357				717,293
	11/1/10					49,375				1,645,175
	8/19/10						62,270	30.71	30.23	549,221

D. J. Smith		0	530,000	1,252,920
	8/19/10					25,952				796,986
	8/19/10						69,189	30.71	30.23	610,247

R. Young		0	500,000	1,182,000
	11/1/10					23,916				796,881

(1)	The number of shares shown is equal to the number of performance share units awarded. Pursuant to the terms of the award, the number of shares issued in settlement of vested performance share units can range between 0 and 186,702.
(2)	Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.
(3)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis” for more information about our annual cash incentive plan.

All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock awards. The August 19, 2010 awards vest on August 19, 2013. The April 11, 2011 award to Mr. Luciano vests on April 12, 2014. The November 1, 2010 award to Mr. Young vests on November 1, 2013. The November 1, 2010 award to Mr. Rice vests in two equal installments on November 1, 2012 and November 1, 2013, respectively. The November 1, 2010 award to Mr. Mills vests in two equal installments on November 1, 2011 and November 1, 2012, respectively. Unvested shares vest immediately upon the occurrence of a change-in-control of our company. Under the terms of the restricted stock award agreement pertaining to each of these awards, the recipient of the award may vote and receive cash dividends on restricted shares prior to their vesting date, but may not transfer or pledge the shares in any manner prior to vesting. Dividends on restricted shares are paid at the same rate as dividends to our stockholders generally. With respect to the August 19, 2010 awards, the April 11, 2011 award to Mr. Luciano and the November 1, 2010 award to Mr. Young, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited.

Mr. Rice will forfeit any unvested awards with respect to his November 1, 2010 award if his employment with us terminates for any reason other than termination by the company without cause, termination by Mr. Rice not less than six months following a change in the person holding the position of Chief Executive Officer, or termination as a result of Mr. Rice’s death or disability. Mr. Rice entered into an agreement not to compete with our company for a period equal to the earlier of five years from the date of the award or two years after termination of employment. Mr. Rice is also subject to a two-year employee non-solicitation provision. Mr. Mills will forfeit any unvested shares with respect to his November 1, 2010 award if his employment with us is terminated for any reason other than termination by Mr. Mills following a material change in his terms of employment, termination by the company without cause or termination as a result of Mr. Mills’ death or disability. Mr. Mills entered into an agreement not to compete with our company for the earlier of four years from the date of the award or two years after his termination. Mr. Mills is also subject to a two-year employee non-solicitation provision.

With respect to each of the restricted stock awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient. Tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The award shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above is an award of performance share units, each of which represents the contingent right to receive, following vesting of the units, such number of shares of our common stock as may be determined in accordance with the terms of the applicable performance share unit award agreement, but in no event a total number of shares greater than 150% of the number of units. Such award vests on October 1, 2014, but only to the extent that such performance share units are earned. Performance share units are earned based on certain performance factors determined by the Compensation/Succession Committee of our board of directors. No dividend equivalents are paid on units, which may not be transferred or pledged in any manner. Vesting of units accelerates upon the death of the award recipient or upon a change in control of our company, and continues in accordance with the original vesting terms if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited and any shares that have already been issued in settlement of vested units must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the units vested.

The impact of a termination of employment or change in control of our company on restricted stock, performance share unit and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table summarizes information regarding unexercised stock options, unvested restricted stock awards and unearned performance share units for the named executive officers as of June 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
P. A. Woertz	—	348,248	(2)	30.71	8-19-2020
	67,531	270,126	(3)	28.70	9-10-2019
	329,920	494,881	(4)	26.03	8-8-2018
	62,201	41,468	(5)	34.37	8-3-2017
	138,770	—		36.34	5-1-2016	386,219	(9)	11,644,503	98,124	(15)	2,958,439

J. D. Rice	—	55,351	(2)	30.71	8-19-2020
	—	42,935	(3)	28.70	9-10-2019
	—	62,799	(4)	26.03	8-8-2018
	13,768	9,179	(5)	34.37	8-3-2017
	15,876	3,969	(6)	41.81	8-10-2016
	—	11,488	(7)	13.65	10-14-2013
	—	5,695	(8)	11.30	8-8-2012	139,448	(10)	4,204,357	15,596	(15)	470,219

J. Luciano						132,276	(11)	3,988,121	124,468	(16)	3,752,710

S. R. Mills	—	62,270	(2)	30.71	8-19-2020
	8,944	35,779	(3)	28.70	9-10-2019
	35,494	53,243	(4)	26.03	8-8-2018
	10,107	6,739	(5)	34.37	8-3-2017
	7,924	1,981	(6)	41.81	8-10-2016
	3,197	5,422	(7)	13.65	10-14-2013
	7,067	2,629	(8)	11.30	8-8-2012	113,825	(12)	3,431,824	12,997	(15)	391,860

D. J. Smith	—	69,189	(2)	30.71	8-19-2020
	13,417	53,668	(3)	28.70	9-10-2019
	42,548	63,823	(4)	26.03	8-8-2018
	16,820	11,214	(5)	34.37	8-3-2017
	16,164	4,041	(6)	41.81	8-10-2016
	48,433	—		20.90	8-8-2015
	52,183	—		15.73	8-19-2014
	14,139	12,708	(7)	13.65	10-14-2013
	—	5,695	(8)	11.30	8-8-2012	77,999	(13)	2,351,670	19,495	(15)	587,774

R. Young						23,916	(14)	721,067

(1)	Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on June 30, 2011, which was $30.15, by the number of shares or units that have not vested.
(2)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 19 of 2011, 2012, 2013, 2014 and 2015.
(3)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on September 9 of 2011, 2012, 2013 and 2014.
(4)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 8 of 2011, 2012 and 2013.
(5)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 3 of 2011 and 2012.
(6)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 10 of 2011.
(7)	Stock options vest at the rate of 11.1% of the initial grant per year, with remaining vesting dates on October 14 of 2011 and 2012.
(8)	Stock options vest at the rate of 11.1% of the initial grant per year, with remaining vesting dates on August 8 of 2011.
(9)	Restricted share awards vest as to 185,714 shares on August 8, 2011, 69,882 shares on September 10, 2012 and 130,623 shares on August 19, 2013.
(10)	Restricted share awards vest as to 37,551 shares on August 8, 2011, 11,107 shares on September 10, 2012, 35,014 shares on November 1, 2012, 20,762 shares on August 19, 2013 and 35,014 on November 1, 2013.
(11)	Restricted share award vests on April 12, 2014.
(12)	Restricted share awards vest as to 31,837 shares on August 8, 2011, 24,687 shares on November 1, 2011, 9,256 shares on September 10, 2012, 24,688 shares on November 1, 2012 and 23,357 shares on August 19, 2013.
(13)	Restricted share awards vest as to 38,163 shares on August 8, 2011, 13,884 shares on September 10, 2012 and 25,952 shares on August 19, 2013.
(14)	Restricted share award vests on November 1, 2013.
(15)	Performance share unit awards vest on June 30, 2012 to the extent the performance conditions have been satisfied during some or all of the three-year performance period.
(16)	Performance share unit award vests on October 14, 2014 to the extent performance conditions have been satisfied during some or all of the three-year performance period. See the description under the caption “Grants of Plan-Based Awards During Fiscal Year 2011”.

Option Exercises and Stock Vested During Fiscal 2011

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year that ended June 30, 2011, and restricted stock awards to the named executive officers that vested during that same fiscal year. No performance share unit awards vested during the fiscal year ended June 30, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
P. A. Woertz	0	0	266,360	7,668,504
J. D. Rice	134,239	2,065,901	55,028	1,584,256
J. R. Luciano	0	0	0	0
S. R. Mills	71,751	1,390,214	40,398	1,163,058
D. J. Smith	34,686	818,815	56,023	1,612,902
R. G. Young	0	0	0	0

(1)	Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.
(2)	Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended June 30, 2011.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
P. A. Woertz	ADM Retirement Plan for Salaried Employees	5	105,077		0
	ADM Supplemental Retirement Plan II	5	1,301,924		0

J. D. Rice	ADM Retirement Plan for Salaried Employees	35	838,321	(2)	0
	ADM Supplemental Retirement Plan II	35	2,785,912	(2)	0

J. R. Luciano	ADM Retirement Plan for Salaried Employees	—	2,879		0
	ADM Supplemental Retirement Plan II	—	0		0

S. R. Mills	ADM Retirement Plan for Salaried Employees	32	739,858	(3)	0
	ADM Supplemental Retirement Plan II	32	1,750,309	(3)	0

D. J. Smith	ADM Retirement Plan for Salaried Employees	30	731,537	(4)	0
	ADM Supplemental Retirement Plan II	30	2,506,864	(4)	0

R. G. Young	ADM Retirement Plan for Salaried Employees	1	6,405		0
	ADM Supplemental Retirement Plan II	1	2,406		0

(1)	Calculated as of the pension plan measurement date used for financial statement reporting purposes, which was June 30, 2011. The assumptions used to value pension liabilities on such date were interest of 5.55% for the ADM Retirement Plan for Salaried Employees and 5.20% for the ADM Supplemental Retirement Plan II and mortality determined under RP2000CH projected to 2018 using Scale AA. The amounts reported for Ms. Woertz, Mr. Luciano and Mr. Young are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at June 30, 2011. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 3.87% interest rate and then discounting back to June 30, 2011 using the assumptions specified above. The total account balance for Ms. Woertz at June 30, 2011 under the Retirement and Supplemental Plans was $1,401,606, the total account balance for Mr. Luciano at June 30, 2011 under the Retirement and Supplemental Plans was $4,608 and the total account balance for Mr. Young at June 30, 2011 under the Retirement and Supplemental Plans was $11,304, which are the amounts that would have been distributable if such individuals had terminated employment on that date.
(2)	Mr. Rice is eligible for early retirement under the terms of the Retirement Plan and Supplemental Plan. If Mr. Rice had retired on June 30, 2011, the present value of his early retirement benefit under these two plans would be $4,192,910.
(3)	Mr. Mills is eligible for early retirement under the terms of the Retirement Plan and Supplemental Plan. If Mr. Mills had retired on June 30, 2011, the present value of his early retirement benefit under these two plans would be $2,756,876.
(4)	Mr. Smith is eligible for early retirement under the terms of the Retirement Plan and Supplemental Plan. If Mr. Smith had retired on June 30, 2011, the present value of his early retirement benefit under these two plans would be $3,361,854.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan for Salaried Employees, which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash-balance formula. The cash-balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit but less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash-balance formula does not apply continue to be determined under the traditional final average pay formula. Ms. Woertz, Mr. Luciano and Mr. Young participate in the cash-balance formula, while the other named executive officers participate in the final average pay formula.

A participant whose accrued benefit is determined under the cash-balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the following schedule.

Age + Service	Pay
Less than 40	2.00%
at least 40 but less than 50	2.25%
at least 50 but less than 60	2.50%
at least 60 but less than 70	3.00%
at least 70 but less than 80	3.50%
80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash-balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash-balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash-balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over five consecutive of the last 15 years of employment. The final average pay formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of  1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. Mr. Mills, Mr. Rice and Mr. Smith are currently eligible for early retirement. A participant under the final average pay formula becomes vested in a benefit under the Retirement Plan after five years of service.

Earnings for purposes of the cash-balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. A lump-sum payment option is available only to cash-balance participants.

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan II, which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose qualified plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash-balance formula participant and five years of service for a final average pay formula participant, for vesting. A separate payment form election will be allowed with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan. Except as noted below for Ms. Woertz, it generally has not been our practice to grant additional service credit under the Supplemental Plan beyond what is earned under the Retirement Plan.

Ms. Woertz entered the Supplemental Plan when she satisfied the one year of service requirement for entry into the Retirement Plan on May 1, 2007. Ms. Woertz’s Terms of Employment provide that, once a participant, her Supplemental Plan benefit will be fully-vested, will be calculated after including bonuses in the compensation base, and will be payable in a lump sum six months following her separation from service. The severance provisions of such Terms of Employment also provide for the additional benefit that would derive from two years of pension coverage (or three years of pension coverage in the event of a termination within two years following a change in control).

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended June 30, 2011.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(2)
P. A. Woertz	0	57,979	231,325
J. D. Rice	0	336,016	1,499,022
J. R. Luciano	0	0	0
S. R. Mills	0	0	0
D. J. Smith	0	0	0
R. G. Young	0	0	0

(1)	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings is considered to be “above market.”
(2)	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Name	Amount Reported as Compensation in Previous Years ($)
P. A. Woertz	190,563
J. D. Rice	879,574

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can establish up to five “scheduled distribution accounts” that are payable upon dates specified by the participant, generally in a lump sum, but with one such account eligible for installment payout over a period of two to five years. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. A participant also can establish a “retirement account” to be paid six months following separation from service. Payment following separation from service is in a lump sum, except that a participant can elect upon initial deferral into the account to have installments paid over a period of two to twenty years if separation from service occurs after retirement eligibility. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company matching credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company matching contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company matching credits were made on behalf of the named executive officers for fiscal year 2011.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility.

Deferred Comp Plan I and II balances are fully-vested. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options consist of shares in the publicly-traded, open-end mutual funds listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the mutual funds selected.

Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but we do maintain investments separately in a company account to hedge the liabilities created by the plans.

In fiscal 2011, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal 2011 Annualized Rate of Return (7/1/10 to 6/30/11 except as noted)
Galliard Stable Value Fund	2.72%
BlackRock International Value – Instl Class	35.25%
Dodge & Cox Stock	31.00%
Ironbridge Small Cap	36.51%
PIMCO Total Return – Institutional Class	5.94%
T. Rowe Price Mid-Cap Growth	38.27%
Vanguard Institutional Index – Instl Shares	23.25	%(1)
Vanguard Institutional Index – Instl Plus Shares	6.03	%(2)
Vauguard LifeStrategy Conservative Growth	15.18%
Vanguard LifeStrategy Growth	26.74%
Vanguard LifeStrategy Income	9.64%
Vanguard LifeStrategy Moderate Growth	20.97%
Vanguard Morgan Growth – Admiral Shares	35.65%
Vanguard Wellington – Admiral Shares	20.69%
Vanguard Target Retirement Income	12.31%
Vanguard Target Retirement 2010	17.41%
Vanguard Target Retirement 2015	19.98%
Vanguard Target Retirement 2020	22.13%
Vanguard Target Retirement 2025	24.28%
Vanguard Target Retirement 2030	26.53%
Vanguard Target Retirement 2035	28.74%
Vanguard Target Retirement 2040	28.93%
Vanguard Target Retirement 2045	28.95%
Vanguard Target Retirement 2050	28.91%
Vanguard Target Retirement 2055	5.36	%(2)

(1)	Cumulative return for the period July 1, 2010 – December 31, 2010.
(2)	Cumulative return for the period January 1 – June 30, 2011.

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change in control of our company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change in control of our company under our pension and nonqualified deferred compensation plans. The individual agreement we have with Ms. Woertz related to termination of employment and change in control of our company is discussed below.

Under the terms of our standard restricted stock award agreements pertaining to the awards held by named executive officers, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested. We entered into restricted stock award agreements with Mr. Mills and Mr. Rice effective November 1, 2010, that contain different vesting provisions. See the discussion of such provisions under the “Grants of Plan-Based Awards During Fiscal 2011” section.

Under the terms of the stock option agreements pertaining to the awards held by named executive officers, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option. Under the terms of the performance share unit award agreements pertaining to the awards held by named executive officers, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested units are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to receive an award of units or an issuance of shares in settlement of units immediately terminates, unvested units will be forfeited, and, if shares have been issued or the cash value thereof paid after vesting, then any shares that have been issued must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the tables below. The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on June 30, 2011.

P. A. Woertz

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for Ms. Woertz, our Chairman, President and Chief Executive Officer. We entered into Terms of Employment with Ms. Woertz when she joined our company. The payments and benefits provided in the Terms of Employment are described in detail below the table.

Benefits and Payments upon Termination	Involuntary Termination without Cause or Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason or Involuntary Termination with Cause ($)	Change in Control ($)		Termination Related to a Change in Control ($)		Disability ($)	Death ($)
Salary	2,600,000	(1)	0	0		3,900,000	(7)	0	0
Bonus	3,900,000	(2)	0	0		5,850,000	(8)	0	0
Health benefits	14,185	(3)	0	0		21,914	(9)	0	0
Vesting of nonvested stock options	1,555,110	(4)	0	2,430,592	(6)	2,430,592	(10)	(12)	2,430,592	(6)
Vesting of nonvested restricted stock awards	7,706,219	(4)	0	11,644,503	(6)	11,644,503	(10)	(12)	11,644,503	(6)
Vesting of nonvested performance share unit awards	0	(4)	0	2,958,439	(6)	2,958,439	(10)	(12)	2,958,439	(6)
Severance	181,941	(5)	0	0		265,657	(11)	0	0
Gross-up for excise tax	0		0	0		0	(13)	0	0

(1)	Represents two years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(2)	Represents two years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.
(3)	Represents the discounted present value of two years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 5.55%.
(4)	Represents the value of two years of accelerated vesting of stock options, restricted stock and performance share units pursuant to Ms. Woertz’s Terms of Employment. The amount shown with respect to stock options was calculated by multiplying the number of shares as to which accelerated vesting occurs with respect to options that were “in the money” as of June 30, 2011 by the difference between the fair market value of a share of our common stock on June 30, 2011 and the exercise price of the stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2011. The amount shown with respect to performance share unit awards was calculated by multiplying the number of units that are considered to have been “earned” and as to which accelerated vesting would occur by the fair market value of a share of our common stock on June 30, 2011. There were no performance share unit awards that were considered to have been earned as of June 30, 2011.
(5)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents two years’ of pay credits under the cash balance formula for both the Retirement and Supplemental Plans, with pay credits determined considering both base pay and target bonus. The Supplemental Plan calculates a benefit payable six months following separation from service and, accordingly, this balance is discounted to a present value using a discount rate of 5.20%.
(6)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting and exercisability of all equity awards are accelerated in full upon a change in control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2011 and was determined by multiplying the number of shares subject to those options as to which accelerated vesting occurs by the difference between the fair market value of a share of our common stock on June 30, 2011 and the exercise price of the stock option. The amount shown with respect to restricted stock and performance share units was calculated by multiplying the number of shares or units as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2011. All performance share unit awards are assumed to have been earned in full for purposes of this column.
(7)	Represents three years’ base salary granted pursuant to Ms. Woertz’s Terms of Employment.
(8)	Represents three years’ target annual bonus amount granted pursuant to Ms. Woertz’s Terms of Employment.
(9)	Represents discounted present value of three years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 5.55%.
(10)	See note (6) to this table for effect of change in control on equity awards pursuant to the terms of the award agreements. In addition, Ms. Woertz’s Terms of Employment provide that vesting and exercisability of all equity awards are accelerated in full upon a termination of employment related to a change in control.
(11)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents three years’ of pay credits under the cash balance formula calculated in the same manner as described in note (5) to this table.
(12)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 2002 Incentive Compensation Plan and the 2009 Incentive Compensation Plan, vesting of all equity awards continues after termination of employment.
(13)	No payment would be treated as an excess parachute if termination had occurred on June 30, 2011.

Upon an involuntary termination of Ms. Woertz’s employment by the board without cause or the voluntary termination by Ms. Woertz of her employment for good reason in circumstances that are unrelated to a change in control of our company, Ms. Woertz shall receive payments equal to two years’ base salary plus target annual bonus paid in equal installments on the regular payroll schedule, two years of continuation coverage under the company’s benefit plans, two years of accelerated vesting of equity awards, and two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits.

Ms. Woertz’s Terms of Employment generally provide that a termination is for “cause” if it is as a result of her indictment for or conviction of a felony or any crime involving dishonesty, fraud, theft or financial impropriety, or a determination by the board that she has (i) willfully and continuously failed to substantially perform her duties, (ii) engaged in a material act of dishonesty or gross misconduct in employment that is injurious to the company, or (iii) willfully violated a material requirement of the company’s code of conduct or her fiduciary duty to the company. The Terms of Employment also generally provide that a termination by Ms. Woertz is for “good reason” if it results from (i) an adverse change in her status or positions as President and CEO of the company, or removal from such positions, (ii) any reduction in her base salary or target bonus, (iii) requiring her to relocate to a place of employment more than 50 miles from the company’s headquarters, (iv) the failure to re-elect her as a director or her removal as a director, or (v) the company’s failure to obtain agreement from any successor to the company’s business to assume and perform the Terms of Agreement.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason that occurs prior to and in connection with, or within two years following, a change in control of our company, Ms. Woertz shall receive a lump-sum payment equal to three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under our benefit plans, three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the board. A “change in control” would generally include for these purposes (i) a person or group acquiring 30% or more of our voting securities, (ii) approval by our stockholders of the dissolution or liquidation of the company or the sale of all or substantially all of its assets, (iii) the consummation of certain mergers or other business combinations, (iv) a majority of our directors are replaced under certain circumstances, or (v) the board determines that a person or group has acquired effective control of the company’s business and affairs.

As a condition to receiving severance payments and benefits, Ms. Woertz agreed in the Terms of Employment to release us from all claims and to abide by reasonable post-employment restrictive covenants, such as non-competition with principal competitors, non-solicitation of employees, customers and suppliers, and non-disparagement of our company and board of directors, for two years following termination of employment.

J.D. Rice, J. R. Luciano, S. R. Mills, D. J. Smith, and R. G. Young

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for our current named executive officers other than P. A. Woertz under the terms of agreements involving performance share unit, stock option and restricted stock awards.

Name	Benefits and Payments upon Termination	Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)		Disability ($)	Death ($)		Retirement ($)
J. D. Rice(1)	Vesting of nonvested stock options	0	0	0	617,890	(2)	(3)	617,890	(2)	(3)
	Vesting of nonvested restricted stock awards	0	0	0	4,204,357	(2)	(3)	4,204,357	(2)	(3)
	Vesting of nonvested performance share unit awards	0	0	0	470,219	(2)	(3)	470,219	(2)	(3)

J. R. Luciano	Vesting of nonvested stock options	0	0	0	0	(2)	(3)	0	(2)	0 (4)
	Vesting of nonvested restricted stock awards	0	0	0	3,988,121	(2)	(3)	3,988,121	(2)	0 (4)
	Vesting of nonvested performance share unit awards	0	0	0	3,752,710	(2)	(3)	3,752,710	(2)	0 (4)

S. R. Mills(1)	Vesting of nonvested stock options	0	0	0	409,921	(2)	(3)	409,921	(2)	(3)
	Vesting of nonvested restricted stock awards	0	0	0	3,431,824	(2)	(3)	3,431,824	(2)	(3)
	Vesting on nonvested performance share unit awards	0	0	0	391,860	(2)	(3)	391,860	(2)	(3)

D. J. Smith(1)	Vesting of nonvested stock options	0	0	0	657,802	(2)	(3)	657,802	(2)	(3)
	Vesting of nonvested restricted stock awards	0	0	0	2,351,670	(2)	(3)	2,351,670	(2)	(3)
	Vesting of nonvested performance share unit awards	0	0	0	587,774	(2)	(3)	587,774	(2)	(3)

R. G. Young	Vesting of nonvested stock options	0	0	0	0	(2)	(3)	0	(2)	0 (4)
	Vesting of nonvested restricted stock awards	0	0	0	721,067	(2)	(3)	721,067	(2)	0 (4)
	Vesting of nonvested performance share unit awards	0	0	0	0	(2)	(3)	0	(2)	0 (4)

(1)	Mr. Mills, Mr. Smith and Mr. Rice are eligible for early retirement under the Retirement Plan. The subsidized early retirement benefit that is available in the event of retirement is described in the footnotes to the table under the caption “Pension Benefits”.
(2)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting and exercisability of all equity awards are accelerated in full upon a change in control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2011 and was determined by multiplying the number of shares subject to those options as to which accelerated vesting occurs by the difference between the fair market value of a share of our common stock on June 30, 2011 and the exercise price of the stock option. The amount shown with respect to restricted stock and performance share units was calculated by multiplying the number of shares or units as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2011. All performance share unit awards are assumed to have been earned in full for purposes of this column.
(3)	Pursuant to the terms of the stock option, restricted stock and performance share unit award agreements under the 1999 Incentive Compensation Plan, 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting of all equity awards generally continues on the same schedule after termination of employment. However, the restricted stock award agreements with Mr. Mills and Mr. Rice entered into in November, 2010 do not provide for continued vesting on retirement. See the discussion of the vesting provisions in such agreements under the “Grants of Plan-Based Awards During Fiscal Year 2011” section.
(4)	Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan for Salaried Employees, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

Director Compensation for Fiscal 2011

Our standard compensation for non-employee directors consists of an annual retainer of $250,000, one-half of which must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The other half of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer, our Lead Director receives a stipend in the amount of $25,000, the chairman of the Audit Committee receives a stipend in the amount of $15,000, the chairman of the Compensation/Succession Committee receives a stipend in the amount of $12,500, and the chairman of the Nominating/Corporate Governance Committee receives a stipend in the amount of $10,000. All such stipends are paid in cash. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
G. W. Buckley	125,000	125,000	0		250,000
M. H. Carter	19,864	250,000	1,666	(3)	271,530
T. K. Crews	19,574	0	0		19,574
P. Dufour	125,000	112,981	0		237,981
D. E. Felsinger	0	250,000	0		250,000
V. F. Haynes	125,000	125,000	0		250,000
A. Maciel	131,576	125,000	0		256,576
P. J. Moore	133,560	125,000	0		258,560
T. F. O’Neill	140,000	125,000	0		265,000
K. R. Westbrook	137,500	125,000	0		262,500

(1)	As described above, one-half of the annual retainer of $250,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, the directors may elect to receive the other half of the annual retainer in the form of cash, stock units or a combination of both. For fiscal 2011, Ms. Carter and Mr. Felsinger elected to receive their entire annual retainer in the form of stock units.
(2)

The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a nonemployee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $62,500 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of June 30, 2011 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 6/30/11
G. W. Buckley	20,223
M. H. Carter	98,778
T. Crews	—
P. Dufour	3,665
D. E. Felsinger	13,932
V. F. Haynes	13,840
A. Maciel	19,116
P. J. Moore	46,759
T. F. O’Neill	24,849
K. R. Westbrook	43,627

(3)	Represents aggregate incremental cost to us for personal use of company-owned aircraft.

Director Stock Ownership Guidelines

During fiscal 2009, the company adopted guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than three times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the board of directors, as well as stock price fluctuations that may impact the achievement of the three times cash retainer ownership guidelines.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity Compensation Plans Approved by Security Holders	12,870,544	(1)	$28.32	(2)	32,347,074	(3)
Equity Compensation Plans Not Approved by SecurityHolders	0		0		0
Total	12,870,544	(1)	$28.32	(2)	32,347,074	(3)

(1)	Consists of 57,287 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1996 Stock Option Plan, 142,887 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1999 Incentive Compensation Plan, 304,919 shares to be issued pursuant to outstanding restricted stock units, 198,065 shares to be issued pursuant to outstanding performance share units and 9,818,063 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2002 Incentive Compensation Plan, 186,782 shares to be issued pursuant to outstanding restricted stock units, 124,468 shares to be issued pursuant to outstanding performance share units and 1,704,602 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2009 Incentive Compensation Plan, and 333,471 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Options Scheme, all as of June 30, 2011. The ADM International Limited Savings-Related Share Option Scheme is a program whereby employees in the United Kingdom can save through payroll deductions and have the option to purchase shares at a predetermined, discounted price at a point in time in the future.
(2)	Weighted-average exercise price for outstanding stock options.
(3)	Consists of 28,102,278 shares available for issuance pursuant to our 2009 Incentive Compensation Plan, and 4,244,796 shares available for issuance pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2011. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, performance shares, performance units and cash-based awards. Only options can currently be granted under the ADM International Limited Savings-Related Share Option Scheme.

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) legal compliance and ethics programs as established by management and the Board, and (vii) related-party transactions.

The Audit Committee assures that the corporate information gathering and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of six independent directors, all of whom are financially literate and one of whom (T.F. O’Neill, the Chairman) has been determined by the Board of Directors to be a “financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2011 for filing with the SEC. The Audit Committee has appointed, subject to ratification by the stockholders of the Company, Ernst & Young LLP as independent auditor for the fiscal year ending June 30, 2012.

T. F. O’Neill, Chairman
G. W. Buckley
T. K. Crews
P. Dufour
V. F. Haynes
P. J. Moore

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended June 30, 2011, none of our directors or executive officers was a participant in or had a relationship regarded as a related person transaction, as considered under applicable regulations of the SEC.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2012. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended June 30, 2011 and 2010:

	Amount($)
Description of Fees	2011	2010
Audit Fees(1)	$13,647,000	$12,597,000
Audit-Related Fees(2)	210,000	210,000
Tax Fees(3)	677,000	525,000
All Other Fees	—	—
Total	$14,534,000	$13,332,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.
(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.
(3)	Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during the last two fiscal years were pre-approved by the Audit Committee.

Proposal No. 3 — Advisory Vote on Executive Compensation

The following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion beginning on page 14, which provides details as to our compensation policies, procedures and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and our board of directors believe that the executive compensation policies, procedures and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks our stockholders to vote “FOR” the adoption of the following resolution to be presented at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on our board of directors or our company, the board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement.

Proposal No. 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The following proposal provides our stockholders with an opportunity to vote, on an advisory basis, on the frequency of the stockholders’ advisory vote on the compensation of our named executive officers. On the proxy card, stockholders will be able to select one of four options for this proposal: every one year; every two years; every three years; or abstain. Section 14A of the Securities Exchange Act requires our company to hold at least once every six years this advisory stockholder vote on the frequency of the stockholders’ advisory vote on executive compensation.

After careful consideration of this proposal, our company’s board of directors recommends at this time that an advisory vote on executive compensation occur each year. Our board believes that holding the advisory vote annually will provide the Compensation/Succession Committee and the board of directors with more frequent stockholder feedback on compensation disclosures. You are not voting to approve or disapprove the board of directors’ recommendation for an annual vote. Rather, you are being asked to select the frequency of advisory stockholder votes on executive compensation that is preferable to you.

The board of directors will review and expects to take the voting results of this proposal into account in making a determination concerning the frequency of future advisory votes on executive compensation. However, this advisory vote is not binding on our board of directors or our company and the board of directors may decide in the future to conduct the advisory vote on executive compensation on a less frequent basis.

Recommendation of the Board

The Board of Directors recommends at this time that stockholders vote to conduct future advisory votes on the compensation of our company’s named executive officers every “ONE YEAR.”

Proposal No. 5 — Stockholder’s Proposal Regarding Political Contributions

Marie Bogda, HCR-64 Box 6-B, Mora, New Mexico 87732, beneficial owner of 300 shares of Common Stock of the Company, has notified the Company that she intends to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below:

Whereas: The Supreme Court of the United States of America published a decision in January of 2010 (re: Citizens United vs. FEC) which expanded the constitutional right of free speech protection in regards to political elections/campaigns to include corporations.

Whereas: A corporation acting under this newly expanded right of free speech may overwhelm the free speech rights of shareholders, customers and employees who hold a different political view.

Whereas: Corporations already have many avenues of political speech available to them such as lobbyists, PR firms, corporate PACs and trade/industry associations.

Whereas: The purpose of the corporation is to please customers and shareholders; openly engaging in political elections/campaigns with corporate funds could be counterproductive to the corporate goals.

Resolved: That the board of directors be advised to adopt a policy prohibiting the use of corporate funds for federal political election/campaign purposes.

Stockholder Supporting Statement: The Company may say it is a violation of federal law for them to make campaign donations to federal candidates; hence, as law-abiding corporations, they would not do so. As of January of 2010 when the Supreme Court ruled that corporations may exercise the same “free speech rights” enjoyed by citizens (re: Citizens United vs FEC) and did not rescind or amend a previous decision that stated “money equals free speech” it became legal for any corporation to do just that—spend money from the corporate treasury in the furtherance of an election/campaign. They may do so in a direct but independent manner or indirectly via a front group but, they can do it. Several examples have already occurred and more no doubt will be revealed; not altogether to the benefit of the corporations involved.

Disclosure is a good thing. But donation amounts disclosed in the aggregate are worthless and often come too late in any election cycle to inform a voter. Not a good remedy.

The corporate PAC, the lobbyist that the Company may hire, the PR firms and their trade/industry associations that “politick” on their general behalf have more than ample legal space to make the views of the Company known and insure the vibrant health of the Company as they pursue the corporate vision. My proposed resolution, if adopted by the board of directors, would not impact any of those activities. (More’s the pity!) It merely advises the board of directors to ponder the wisdom, or folly, of a corporation trying to exercise the civil rights of free speech as a person, in regards to an election/campaign, when they are NOT a person but a corporation.

The Company should pro-actively and publicly forego this newly granted opportunity (for all the reason expressed in the resolution) to interfere with democracy as practiced by the citizens of these United States of America when we vote for our representatives. Our founding documents speak of government of, by and for the people. It makes no mention of government of, by and for the corporation. (Nota bene: That would not be called democracy.)

Recommendation of the Board of Directors AGAINST the Proposal

As a global agricultural leader, our company connects the harvest to the home and serves growing global demand for food and energy. Our ability to fulfill this vital purpose is enhanced when government policies impacting our operations promote growth — growth that facilitates job creation as well as ongoing investment in our business, our employees and the communities where we live and work, and enhances returns to our stockholders. For this reason, ADM and ADMPAC, a political action committee maintained by our company and funded by voluntary contributions by our employees, support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods. We believe that these actions are in the best interests of our stockholders, customers and employees, who share our vision and aspirations regardless of their political persuasions.

All ADM political contributions are made in strict accordance with applicable laws and regulations, and information about these contributions is widely and readily available to any interested parties. United States law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. As a result, ADM does not make such contributions. ADM’s political contributions are subject to regulation at the state level as well. Some states allow corporate contributions to candidates or political parties, and all states require that the identity of the donors and the dollar amounts of such contributions be disclosed.

In addition to the disclosures mandated by law, ADM voluntarily reports the aggregate amounts that ADM and ADMPAC have contributed to candidates, political parties, campaign committees and political associations on

www.adm.com. Contribution amounts are reported through the most recently completed fiscal quarter of the current year and for the past several fiscal years. ADM management reports to the Nominating/Corporate Governance Committee at least annually with respect to our Company’s political contributions, compliance and strategy.

Our Board believes that our participation in the political process is an important element of our business, is undertaken for the benefit of all stockholders, and is transparent. For these reasons, our Board does not believe that adoption of this proposal is necessary or in furtherance of the best interests of our stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Proposal No. 6 — Stockholder’s Proposal Regarding Report on Political Contributions

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue NW, Washington, DC 20001, beneficial owner of 429 shares of Common Stock of the Company, has notified the Company that it intends to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below:

Resolved: That the shareholders of Archer-Daniels-Midland Company (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company who participated in making the decisions to make the political contributions or expenditure.

The report shall be posted on the Company’s website.

Stockholder Supporting Statement:

As long-term shareholders of Archer-Daniels-Midland, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Archer-Daniels-Midland contributed at least $2.8 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute On Money In State Politics:

http://www.followthemoney.org/index.phtml).

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The Company also does not disclose the details of its direct spending. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Recommendation of the Board of Directors AGAINST the Proposal

As a global agricultural leader, our company connects the harvest to the home and serves growing global demand for food and energy. Our ability to fulfill this vital purpose is enhanced when government policies impacting our operations promote growth — growth that facilitates job creation as well as ongoing investment in our business, our employees and the communities where we live and work. For this reason, ADM and ADMPAC, a political action committee maintained by our company and funded by voluntary contributions by our employees, support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods.

All ADM and ADMPAC political contributions are made in strict accordance with applicable laws and regulations. Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. As a result, ADM does not make such contributions. The activities of ADMPAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. ADMPAC files monthly reports with the Federal Election Commission (FEC) reporting all political contributions, and also files pre-election and post-election FEC reports. Moreover, information regarding all political contributions of more than $200 is disclosed in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, ADM submits semi-annual reports to Congress, which also are publicly available. ADM also submits quarterly reports to Congress disclosing amounts spent on lobbying activities.

ADM and ADMPAC political contributions are subject to regulation at the state level as well. Some states allow corporate contributions to candidates or political parties, and all states require that the identity of the donors and the dollar amounts of such contributions be disclosed. That information is publicly available.

In addition to the disclosures mandated by law, ADM voluntarily reports the aggregate amounts that ADM and ADMPAC have contributed to candidates, political parties, campaign committees and political associations on www.adm.com. Contribution amounts are reported through the most recently completed fiscal quarter of the current year and for the past several fiscal years. ADM management reports to the Nominating/Corporate Governance Committee at least annually with respect to our company’s political contributions, compliance and strategy.

ADM participates in certain trade associations, including those that engage in legislative activity related to matters that affect the industry as a whole. Because these associations operate independently of their members and take a wide variety of positions on a number of matters, not all of which ADM supports, disclosure of ADM’s contributions to these associations would not provide our stockholders with a greater understanding of ADM’s strategies or philosophies about our political contributions.

Our Board believes that our current practices regarding political contributions, in combination with federal and state reporting requirements, are sufficient to advance the Company’s interest and provide appropriate public disclosure. For these reasons, our Board does not believe that adoption of this proposal is necessary or in furtherance of the best interests of our stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Proposal No. 7 — Stockholder’s Proposal Regarding Sustainable Palm Oil

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, beneficial owner of 1,100 shares of Common Stock of the Company, has notified the Company that it intends to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below:

RESOLVED: Shareholders request that the board of directors adopt and implement a comprehensive sustainable palm oil policy that includes:

•	A target date for sourcing 100% certified sustainable palm oil and for segregating and tracing certified palm oil throughout the supply chain;

•	Plans to verify suppliers’ compliance with the policy, and

•	Supporting a moratorium on palm oil expansion in rainforests and peatlands.

Stockholder Supporting Statement:

According to Archer-Daniels-Midland Company’s 2010 10-K, the Company’s Oilseeds Processing segment includes activities related to the origination, merchandising, crushing and further processing of oilseeds such as palm into vegetable oils and protein meals for use as ingredients by food, energy and other industrial product industries. In addition, the Company owns a significant stake in Wilmar International Limited, the largest global processor and merchandiser of palm and lauric oils and a major oil palm plantation owner.

The environmental and social impacts of palm oil make it highly controversial. Approximately 85% of palm oil is grown in Indonesia and Malaysia on industrial plantations that have severe impacts on the environment. According to the New York Times, a study of practices at palm plantations in Malaysia and Indonesia found that rising demand for palm oil led to the clearing of huge tracts of rainforest. It also found that expansion of palm oil plantations often led to the draining and burning of peatland. (“Once a Dream Fuel, Palm Oil May Be an Eco-Nightmare.” January 31, 2007)

Because of such practices, the production of palm oil is a significant source of greenhouse gas (GHG) emissions. Due to deforestation and the burning of peatlands driven in large part by palm oil production, Indonesia is now the 3rd largest emitter of GHGs in the world. A recent report commissioned by Indonesia’s National Development Planning Agency found that the conversion of peatlands alone accounts for 50 percent of Indonesia’s GHG emissions. (Mongabay.com, “Indonesian Government Report Recommends Moratorium on Peatlands Conversion.” January 19, 2010)

Indonesia’s efforts to reduce its emissions include a two-year moratorium on forest and peatland conversions signed into law this year. (The Jakarta Post, “Moratorium issued to protect primary forests, peatland.” May 20, 2011) The International Finance Corporation only recently lifted an 18-month moratorium on new palm oil investments that was prompted by concerns about the social and environmental impacts of palm oil production.

The Roundtable on Sustainable Palm Oil (RSPO) was formed in 2004 in an effort to address the social and environmental concerns associated with palm oil production and promote the growth and use of sustainable palm oil products. A growing number of leading multinational companies have committed to source only certified sustainable palm oil by 2015. These include SC Johnson, Walmart, General Mills, McDonalds, Mars, Nestle and Unilever.

Recommendation of the Board of Directors AGAINST the Proposal

As a global agricultural leader, ADM is committed to the sustainable and responsible development of agriculture, including palm oil. We believe that all participants in the palm oil supply chain have obligations to promote good stewardship of the world’s cropland and respect biodiversity, the environment and human rights. We strive to accelerate progress in these areas.

ADM is a member of the Roundtable on Sustainable Palm Oil (RSPO) and adheres to its principles. The Company’s commitment to sustainable palm oil states that “ADM will not knowingly source or purchase palm oil from illegally cleared land or palm oil that does not comply with local laws and regulations. If the RSPO finds that a supplier is not meeting its obligations under the RSPO Principles and Criteria, and if that supplier does not demonstrate a good-faith effort to address the issue in a timely manner, ADM will take appropriate action, up to and including exclusion of that supplier from new direct contracts.” The full statement can be found at

http://www.adm.com/palm.

ADM’s European palm oil production facilities have been verified to be in compliance with RSPO sustainable palm oil supply chain standards and have been audited by third-party certification bodies. Our U.S. refineries are currently undergoing the same certification process.

ADM is committed to meeting the needs of our customers, including those that have pledged to source 100 percent certified sustainable palm oil by 2015. We are addressing palm sustainability concerns among our customers primarily in three ways:

1)	We have entered into long-term supply agreements to secure our access to RSPO-certified product.

2)	We buy and sell mass balance palm oil, as well as segregated palm oil. Under the mass balance system, RSPO-certified sustainable palm oil is mixed with oil from other sources. This practice enables supply chain participants to demonstrate a commitment to sustainable palm oil production and to actively promote the trading of RSPO-certified palm oil.

3)	We are registered in the GreenPalm.org certificate system. Through this system, we are able to obtain for our customers RSPO-certified sustainable palm oil under the “book and claim” system, in which certified growers offer their product for sale through this online trading portal.

Furthermore, as a member of the RSPO, ADM continues to encourage our business partners up and down the supply chain to support RSPO sustainability principles.

Fundamentally, ADM believes that certification programs such as the RSPO can be the most effective way to ensure a sustainable supply chain for palm oil. The Company is working on many fronts to promote sustainable palm oil, and will have the greatest impact by continuing to commit to activities that support the principles of the RSPO and meet the demands of our customers.

Accordingly, the Board recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, no later than May 26, 2012 in order to be included in such proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between August 5, 2012 and September 4, 2012 (or, if the next annual meeting is called for a date that is not within the period from October 4, 2012 to December 3, 2012, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Shareholder Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors ARCHER-DANIELS-MIDLAND COMPANY

D. J. Smith, Secretary

September 23, 2011

Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m. Eastern Time, on November 2, 2011.

Vote by Internet
• Log on to the Internet and go to http://proxy.georgeson.com/
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Archer-Daniels-Midland Company’s Board of Directors recommends you vote “FOR” Proposals 1, 2, and 3, “1 Yr” on Proposal 4 and “AGAINST” Proposals 5, 6 and 7.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - G.W. Buckley	☐	☐	☐	02 - M.H. Carter	☐	☐	☐	03 - T. Crews	☐	☐	☐

04 - P. Dufour	☐	☐	☐	05 - D.E. Felsinger	☐	☐	☐	06 - A. Maciel	☐	☐	☐

07 - P.J. Moore	☐	☐	☐	08 - T.F. O’Neill	☐	☐	☐	09 - K.R. Westbrook	☐	☐	☐

10 - P.A. Woertz	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratify the appointment of Ernst & Young LLP as independent accountants for the fiscal year ending June 30, 2012.	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐

1 Yr	2 Yrs	3 Yrs	Abstain		For	Against	Abstain

4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. ☐	☐	☐	☐	5. Stockholder’s Proposal Regarding Political Contributions.	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

6. Stockholder’s Proposal Regarding Report on Political Contributions.	☐	☐	☐	7. Stockholder’s Proposal Regarding Sustainable Palm Oil.	☐	☐	☐

8. In their discretion, upon any other business that may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

Archer-Daniels-Midland Company Stockholders

November 3, 2011

10:30 a.m. CST

Decatur Conference Center and Hotel

4191 U.S. Highway 36

Decatur, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ARCHER-DANIELS-MIDLAND COMPANY

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on November 3, 2011

This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted “FOR” Proposals 1, 2, and 3, “1 Yr” on Proposal 4 and “AGAINST” Proposals 5, 6 and 7. The undersigned hereby appoints P. J. Moore, M.H. Carter and P. A. Woertz as Proxies, with the power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on September 9, 2011, at the Annual Meeting of Stockholders to be held on November 3, 2011 and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, and 3, “1 Yr” on Proposal 4 and “AGAINST” Proposals 5, 6 and 7.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2, AND 3, “1 YR” ON PROPOSAL 4 AND “AGAINST” PROPOSALS 5, 6 AND 7.

(Important – To be signed and dated on reverse side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE REVERSE SIDE OF THIS CARD.